SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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VISHAY PRECISION GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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VISHAY PRECISION GROUP, INC.
3 GREAT VALLEY PARKWAY
SUITE 150
MALVERN, PENNSYLVANIA 19355

April 14, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Vishay Precision Group, Inc., to be held at 9:00 a.m., local time, on Thursday, May 25, 2017, at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, PA 19355. The Board of Directors looks forward to greeting you personally at the annual meeting.

During the annual meeting, we will discuss each item of business described in the attached Notice of Annual Meeting of Stockholders and proxy statement and provide a report on Vishay Precision Group’s business operations. There will also be time for questions.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay Precision Group. We hope you will be able to attend the annual meeting. Whether or not you expect to attend the annual meeting, and regardless of the number of shares you own, it is important to us and to our business that your shares are represented and voted at the annual meeting. Therefore, you are encouraged to vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card, so that your shares will be represented and voted at the 2017 Annual Meeting. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice of Internet Availability of Proxy Materials you received in the mail.

Sincerely,

/s/ Marc Zandman
Marc Zandman
Chairman of the Board of Directors

VISHAY PRECISION GROUP, INC.
3 GREAT VALLEY PARKWAY
SUITE 150
MALVERN, PENNSYLVANIA 19355

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 25, 2017

The 2017 Annual Meeting of Stockholders of Vishay Precision Group, Inc. will be held at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, PA 19355, on Thursday, May 25, 2017 at 9:00 a.m., local time. The meeting will be held to consider and act upon:

1.	The election of six directors to hold office until the annual meeting of stockholders in 2018;

2.	The ratification of the appointment of our independent registered public accounting firm for fiscal year 2017;

3.	The advisory vote on executive compensation of named executive officers;

4.	The advisory vote on frequency of stockholder advisory votes on executive compensation;

5.	A stockholder proposal regarding elimination of the Company's dual-class capital structure, if properly presented; and

6.	Such other business as may be brought properly before the meeting.

Our stockholders of record at the close of business on April 4, 2017 will be entitled to vote at the annual meeting or at any adjournment thereof. Whether or not you expect to attend the meeting in person, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions under the heading “How do I vote my shares? Can I vote electronically?” on page 3 of this proxy statement; the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail; or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,

/s/ Roland B. Desilets
Roland B. Desilets
Vice President, General Counsel and Corporate Secretary

Malvern, Pennsylvania
April 14, 2017

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 25, 2017.

The Proxy Statement for the 2017 Annual Meeting of Stockholders and our 2016 Annual Report to
Stockholders are available for view on the Investor Relations page of our website:

http://www.vpgsensors.com

VISHAY PRECISION GROUP, INC.
3 GREAT VALLEY PARKWAY
SUITE 150
MALVERN, PENNSYLVANIA 19355
________________
PROXY STATEMENT
________________

The accompanying proxy is solicited by the Board of Directors of Vishay Precision Group, Inc. for use at the 2017 Annual Meeting of Stockholders to be held at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, PA 19355 on Thursday, May 25, 2017 at 9:00 a.m., local time, or any adjournments thereof.
ABOUT THE MEETING
Why are we holding the 2017 Annual Meeting?
As a matter of good corporate practice, and in compliance with applicable corporate law and the rules of the New York Stock Exchange, we hold a meeting of stockholders annually. This year’s meeting will be held on May 25, 2017. There will be at least five items of business that must be voted on by our stockholders at the meeting, and our Board of Directors (the “Board”) is seeking your proxy to vote on these items. This proxy statement contains important information about Vishay Precision Group, Inc. and the matters that will be voted on at the meeting. Please read these materials carefully so that you have the information you need to make informed decisions. Throughout this proxy statement, we will refer to ourselves as “Vishay Precision Group, Inc.,” “VPG,” “we,” “our,” or the “Company.”
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we may furnish proxy materials, including this proxy statement and our 2016 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which is being mailed to our stockholders on or about April 14, 2017, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.
What is a proxy?
A proxy is your legal designation of another person to vote the shares of stock that you own. The person you designate to vote your shares is also called a proxy. When you submit a proxy, the people named on the proxy card are required to vote your shares at the annual meeting in the manner you have instructed.
What is the record date and why is it important?
The record date is the date used by our Board to determine which stockholders are entitled to receive notice of, and vote on the items presented at, the annual meeting. Our Board established April 4, 2017 as the record date for the 2017 Annual Meeting.
What is the difference between “Stockholders of Record” and “Beneficial Owners”?
If your shares are registered directly in your name with our transfer agent, you are considered to be the stockholder of record of those shares. The proxy statement, annual report and proxy card have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” This proxy statement and annual report have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.
Who can attend the meeting?
All stockholders as of the record date, or their duly appointed proxies, are invited to attend the meeting.
What proposals will I be voting on and how does the Board of Directors recommend I vote?
The Board’s recommendations are set forth together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of six directors to hold office for terms of one year or until their successors are duly elected and qualified (see Proposal One);

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017 (see Proposal Two);

•	FOR the approval, on an advisory basis, of the compensation for our named executive officers (see Proposal Three);

•	FOR the approval, on an advisory basis, of an annual stockholder advisory vote on executive compensation (see Proposal Four);

•	AGAINST the approval of the stockholder proposal regarding the elimination of the Company's dual-class capital structure, if properly presented (see Proposal Five); and

•	for or against any other matters that come before the 2017 Annual Meeting, as the proxy holders deem advisable.
Does VPG have more than one class of stock outstanding?
We have two classes of stock outstanding, common stock and Class B common stock. On the record date, there were 12,192,500 shares of common stock and 1,025,158 shares of Class B common stock outstanding and entitled to vote.
What are the voting rights of each class of stock?
Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting.
A list of stockholders entitled to vote at the annual meeting will be available for examination by VPG’s stockholders during ordinary business hours for a period of ten days prior to the annual meeting at our headquarters, 3 Great Valley Parkway, Suite 150, Malvern, Pennsylvania 19355. A stockholder list will also be available for examination at the annual meeting.
What constitutes a quorum?
A quorum is the minimum number of votes required to be present at the annual meeting to conduct business. As set forth in VPG’s by-laws, the holders of a majority of the votes represented by the outstanding shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting.
What vote is required to approve each proposal?
On each matter to be voted on at the 2017 Annual Meeting, the holders of common stock and Class B common stock will vote together as a single class. Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

•
Proposal One. The election of six directors to hold office for terms of one year, or until their successors are duly elected and qualified, requires a plurality of the votes cast with respect to each directorship.

•
Proposal Two. The ratification of the appointment of Ernst & Young LLP as VPG’s independent registered public accounting firm for the year ending December 31, 2017 requires the affirmative vote of a majority of the votes cast on Proposal Two.

•	Proposal Three. The non-binding approval of our executive compensation requires the affirmative vote of a majority of the votes cast on Proposal Three.

•
Proposal Four. For the non-binding recommendation regarding the frequency of stockholder advisory votes on executive compensation of Proposal Four, the option receiving the most votes will be viewed as the recommendation of the stockholders.

•	Proposal Five. The approval of the stockholder proposal regarding elimination of the Company's dual class capital structure requires a majority of the votes cast on Proposal Five.

•	Other Matters. Aside from the five proposals above, we are not aware of any other matter to be presented at the 2017 Annual Meeting.
How are abstentions and broker non-votes considered?
Shares represented by proxies that are properly marked “abstain” will be counted for purposes of determining the presence of a quorum at the 2017 Annual Meeting. Abstentions will have no effect on the election of directors under Proposal One or on the vote under Proposals Two, Three, Four and Five.
Brokers holding shares for beneficial owners in street name must vote those shares according to specific instructions they receive from the beneficial owners. If instructions are not received, brokers may only vote the shares, in their discretion, on matters for which they are not precluded from exercising their discretion by the rules of the New York Stock Exchange (“NYSE”). Under the NYSE rules, a broker is permitted to vote shares on routine matters, which include ratifying the appointment of independent auditors, but does not include the election of directors, the approval, on an advisory basis, of a resolution approving our executive compensation, a resolution on the frequency of stockholder advisory votes on executive compensation, or the approval of a stockholder proposal regarding elimination of the Company's dual-class capital structure. Accordingly, brokers may vote in their discretion only on Proposal Two. For your vote to be counted with respect to all other Proposals, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the 2017 Annual Meeting.
A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will be counted in determining whether there is a quorum at the annual meeting but will not be regarded as votes cast. Because the Company has a plurality voting standard for the election of directors and because the other proposals on the agenda will be determined by a majority of the votes cast, broker non-votes will have no effect on the outcome of the vote on any of the proposals.
How do I vote my shares? Can I vote electronically?
If you are a holder of record of our common stock as of the record date, there are four ways to vote:

•
On the Internet. You can vote over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, by following the instructions on your proxy card. You will need the 12-digit control number included on your proxy card.

•	Over the Phone. You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week, and following the instructions on your proxy card.

•
By Mail. If you requested a copy of our proxy materials by mail, you may complete, sign and mail your enclosed proxy card to Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

•	In Person. You may vote by written ballot at the annual meeting.
The shares represented by your proxy, whether voted using the Internet, by phone, or mail, will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated by your proxy for a proposal, at the recommendation of the Board.

You may either vote “for all” or “withhold” your vote for the election of the director nominees under Proposal One, or you may vote for only some of the nominees. You may vote “for,” “against,” or “abstain” on Proposals Two, Three and Five. You may vote for "1 Year", "2 Years", "3 Years" or "abstain" on Proposal Four.
Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting.
Can I change my vote after I return my proxy card?
Yes. You may revoke your proxy at any time before it is voted at the 2017 Annual Meeting. In order to revoke your proxy, you may either:

•	sign, and timely return, another proxy card bearing a later date;

•	provide written notice of the revocation to VPG’s Corporate Secretary; or

•	attend the annual meeting and vote in person.
If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to revoke your proxy.

What will happen if I provide my proxy but do not vote on one or more proposals?
 If you are the record holder of your shares, you should provide voting instructions for all proposals appearing on the proxy card. The persons named as proxies on the enclosed proxy card will vote your shares according to your instructions. However, if you fail to provide instructions on how you want your shares to be voted, properly signed and dated proxies will be voted in accordance with the recommendation of the Board.
 If you hold your shares in “street name,” you should provide voting instructions for all proposals appearing on the proxy card to your broker, bank, or other holder of record. If you do not provide voting instructions for all proposals, your broker, bank, or other holder of record might not be authorized to vote your shares on certain matters, in which event they will be recorded as “broker non-votes.” See the discussion under the heading “How are abstentions and broker non-votes considered?” above.

What will happen if I do not provide my proxy?
 If you are a stockholder of record, your shares will not be voted unless you attend the 2017 Annual Meeting and vote your shares in person.
 If you are the beneficial owner of shares held in street name, your broker, bank, or other holder of record might not be authorized to vote your shares on certain matters and they will be recorded as “broker non-votes.” See the discussion under the heading “How are abstentions and broker non-votes considered?” above.

Who paid to send me the proxy materials?
 The cost of production and mailing of proxy materials, and the solicitation of proxies, is borne by VPG. The Board may use the services of VPG’s directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and VPG will reimburse them for the reasonable expenses incurred by them in so doing.

Who is assuming the expense of the proxy solicitation?
 VPG engaged The Proxy Advisory Group, L.L.C. to assist with the solicitation of proxies and provide related advice and informational support related to this proxy in return for a services fee and reimbursement of customary disbursements, the total of which is not expected to exceed $15,000.

Are there any stockholders who own more than 5% of VPG’s shares or voting power?
According to filings made with the SEC, Nokomis Capital, L.L.C. ("Nokomis"), Dimensional Fund Advisors LP, BlackRock, Inc. and a group of investors including GrizzlyRock Capital, L.L.C., each own greater than 5% of VPG’s outstanding common stock, with Nokomis owning 14.7% of VPG’s outstanding capital stock (15.9% of VPG’s outstanding common stock).
On March 24, 2017, VPG entered into an agreement with Nokomis (the “Nokomis Agreement”) pursuant to which, among other things, the parties agreed to cooperate to identify and appoint a new mutually acceptable independent director to serve on the Board until the 2018 annual meeting and that Nokomis would vote its shares of the Company's common stock in a manner consistent with the recommendations of the Board on the matters to be presented at the Company's 2017 annual meeting of stockholders.
Ruta Zandman, Ziv Shoshani and Marc Zandman are co-trustees of a family trust which holds 615,487 shares of Class B common stock, representing approximately 60% of our class B common stock and 27.4% of the aggregate voting power of the outstanding capital stock of the Company. Therefore, Ruta Zandman controls, solely or on a shared basis with Marc Zandman and Ziv Shoshani, approximately 35.1% of the total voting power of our capital stock; Marc Zandman controls, solely or on a shared basis with Ruta Zandman and Ziv Shoshani, approximately 27.5% of the total voting power of our capital stock; and Ziv Shoshani controls, solely or on a shared basis with Ruta Zandman and Marc Zandman, approximately 28.0% of the total voting power of our capital stock. All three intend to vote FOR ALL nominees, FOR Proposals Two and Three, FOR an annual advisory vote on executive compensation with respect to Proposal Four, and AGAINST Proposal Five. Pursuant to an agreement respecting the family trust, each of them is required to cause shares controlled by the trust to be voted in support of the election of Messrs. Shoshani and Zandman as directors of the Company
See “Security Ownership of Certain Beneficial Owners and Management” for more information. Except as described above, none of these 5% or greater stockholders have indicated their intentions to VPG regarding matters to be voted on at the annual meeting.

GOVERNANCE OF THE COMPANY

How is VPG governed?
At VPG, day-to-day business activities are carried out by our employees under the direction and supervision of Ziv Shoshani, our Chief Executive Officer (“CEO”). The Board oversees these activities. In doing so, each director is required to apply his or her business judgment in the best interests of VPG and its stockholders. The Board’s primary responsibilities include:

•	Review of our performance, strategies, and major decisions;

•	Oversight of our compliance with legal and regulatory requirements and the integrity of our financial statements;

•	Oversight of management, including review of the CEO’s performance and succession planning for key management roles; and

•	Oversight of compensation for the CEO, key executives and the Board, as well as oversight of compensation policies and programs for all employees.
Additional description of the Board’s responsibilities is included in our Corporate Governance Principles document, which is available to stockholders on our website and in print upon request, as described in this proxy statement.
Where can I find more information about the corporate governance practices of VPG?
Various corporate governance related documents are available on our website, including:

•	Corporate Governance Principles

•	Code of Business Conduct and Ethics

•	Code of Ethics Applicable to the Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer or Controller

•	Audit Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Compensation Committee Charter
To view these documents, access our Investor Relations page at http://ir.vpgsensors.com and click on “Corporate Governance.” Any of these documents can be obtained in print by any stockholder upon written request to VPG’s investor relations department.
We intend to post any amendments to, or any waivers from, a provision of our Code of Ethics Applicable to the Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer or Controller on our website.
What is the composition of our Board of Directors?
VPG has a single class of directors, all of whom are elected annually. The number of directors is fixed by the Board, subject to a maximum of nine directors as provided in the Company’s charter documents. There are currently six members of the Board. As described in Proposal One, all of our directors are nominated to serve for a term expiring at the annual meeting of stockholders in 2018.
Biographical information on each of the directors is included in Proposal One.
How does the Board determine which directors are considered independent?
The Board has determined that, to be considered independent, an outside director may not have a direct or indirect material relationship with VPG. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of VPG and its stockholders. The materiality standard applied by the Board includes, but is not limited to, the disqualifying relationships set forth in the governance listing standards of the NYSE.
Accordingly, the Board has concluded that Janet Clarke, Saul Reibstein, Timothy Talbert and Cary Wood qualify as independent directors. The Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee of the Board are composed entirely of independent directors.

How often did the Board meet during 2016?
The Board met ten times during 2016. In 2016, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and any Committee on which such director served. Six of our then seven directors attended the 2016 annual meeting of stockholders. It is the policy of the Board that directors are expected to attend the 2017 Annual Meeting and all future annual meetings of stockholders.
What is the role of the Board’s Committees?
Nominating and Corporate Governance Committee - The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board; selecting, and recommending that the Board approve the director nominees for the next annual meeting of stockholders; developing and recommending to the Board a set of corporate governance principles for VPG; overseeing the evaluation of the Board and the management of VPG; administering VPG’s Related Party Transactions Policy; and performing other related functions specified in the Committee’s charter. A copy of the Committee’s charter is available to stockholders on our website and in print upon request.
The chair of the Nominating and Corporate Governance Committee is designated under our Corporate Governance Principles to preside at the executive sessions of the Board’s non-management directors. The current chair of the Nominating and Corporate Governance Committee is Mr. Talbert.
Audit Committee - The functions of the Audit Committee include overseeing VPG’s accounting and financial reporting processes; overseeing the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting; assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm; and performing other related functions specified in the Committee’s charter. The Audit Committee consists of three non-management directors, each of whom satisfies the independence requirements of the rules of the SEC and the governance listing requirements of the NYSE. All of the members of the Committee also satisfy the financial literacy requirements of the NYSE and the Board has determined that Mr. Reibstein, the chair of the Committee, qualifies as an audit committee financial expert under the rules of the SEC. A copy of the Committee’s charter is available to stockholders on our website and in print upon request.
Compensation Committee - The functions of the Compensation Committee include evaluating the performance of the Company’s executive officers and, based on this evaluation, determining and approving the compensation of the executive officers; making recommendations to the Board with respect to, and administering, our incentive compensation plans and equity based compensation plans; and performing other related functions specified in the Committee’s charter. The Compensation Committee is authorized, within the limits of the Company’s Amended and Restated 2010 Stock Incentive Program, as amended (the “2010 Stock Incentive Program”), to determine the individuals who are to receive awards; the type of awards, including stock, stock options, restricted stock and restricted stock units (“RSUs”), and the vesting requirements with respect to those awards, and to administer and interpret the 2010 Stock Incentive Program. Ms. Clarke is the chair of this Committee. A copy of the Committee’s charter is available to stockholders on our website and in print upon request.

Operations Committee - In March 2017, the Board established an Operations Committee to assist the Board in discharging its duties with respect to reviewing and providing strategic advice and counsel to the Company regarding its business operations. The functions of the Operations Committee include reviewing operating plans for alignment to and with strategic objectives of the Board; monitoring operating results and key metrics of the Company’s operating divisions; reviewing the Company’s sales, marketing and business development plans and activities; and providing feedback and guidance to the management team regarding strategic and operating plans. The Operations Committee is currently comprised of three members: our Chief Executive Officer, Ziv Shoshani, Saul Reibstein and Cary Wood, who chairs the Committee.

Board Leadership Structure and Role in Risk Oversight
The Board believes that it is important to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and CEO, as may be in the best interests of the Company from time to time.
The significant experience of Mr. Marc Zandman, our Chairman, with the Company’s business (as a subsidiary of Vishay Intertechnology, Inc. (“Vishay Intertechnology”) prior to the spin-off) uniquely qualifies him to serve as the Board’s non-executive Chairman. At the same time, the active membership of our CEO, Mr. Ziv Shoshani, assures our Board of the benefit of his comprehensive knowledge of the Company’s business, day-to-day operations, industry and competitive challenges.
Management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. Although the Board is ultimately responsible for risk oversight at the Company, the Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their respective areas of focus.

•
The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management, including our major financial risk exposures, and oversees the steps management has taken to monitor and control those exposures.

•	The Compensation Committee considers risk issues when establishing and administering our compensation programs for executive officers and other key personnel.

•
The Nominating and Corporate Governance Committee oversees corporate governance risks, including matters relating to the composition and organization of the Board and recommends to the Board how its effectiveness can be improved by changes in its composition and organization.

Each of these Committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its Committees to perform their respective risk oversight roles, individual members of management who supervise the Company’s risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with the Board and its Committees.
The Board believes that open and constructive communication between management and the Board is essential for effective risk management and oversight. Members of the Company’s senior management regularly attend Board and committee meetings and are available to address any questions or concerns raised on matters related to risk management. The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.

The following table summarizes the composition of these Committees during 2016:

Nominating &
Corporate
		Governance	Compensation
	Audit Committee	Committee	Committee
Marc Zandman	—	—	—
Samuel Broydo (1)	*	*	**
Saul Reibstein	**	*	*
Timothy Talbert	*	**	*
Ziv Shoshani	—	—	—
Janet Clarke	*	—	**
Cary Wood	—	*	—

No. of meetings during 2016	8	4	8
____________________

*	– Member

**	– Chair
(1)	Dr. Broydo retired from the Board effective at the close of the 2016 Annual Stockholder meeting.
How does the Board select nominees for the Board?
In selecting candidates for nomination at the annual meeting of our stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire, and are qualified, to continue their service on the Board. We are of the view that the repeated service of qualified incumbents promotes stability and continuity in the boardroom, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure and contributing to the Board’s ability to work as a collective body. Accordingly, it is the policy of the Nominating and Corporate Governance Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board; who the Committee believes will continue to make important contributions to the Board; and who consent to stand for re-election and, if re-elected, to continue their service on the Board. If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons who the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management.
The Nominating and Corporate Governance Committee may also engage a search firm to assist in identifying qualified candidates. If such a search firm is engaged, the Committee sets the fees and scope of engagement. The Nominating and Corporate Governance Committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant. In conducting its review and evaluation, the Nominating and Corporate Governance Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder-recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of VPG and whether the stockholders intend to continue holding that interest through the annual meeting date.

On March 24, 2017, VPG and Nokomis entered into the Nokomis Agreement, pursuant to which, among other things, the parties agreed to cooperate to identify and appoint a new mutually acceptable independent director to serve on the Board until the Company’s 2018 annual meeting. Under the terms of the Nokomis Agreement, if such a mutually acceptable director has not been appointed to the Board by June 30, 2017, then the Board will vote to appoint Wes Cummins, a managing director of Nokomis, to the Board effective July 1, 2017.
What qualifications must a director have?
Under a policy formulated by our Nominating and Corporate Governance Committee, we generally require that all candidates for director:

•	be persons of integrity and sound ethical character;

•	be able to represent all stockholders fairly;

•	have no interests that materially conflict with those of VPG and its stockholders;

•	have demonstrated professional achievement;

•	have meaningful management, advisory or policy making experience;

•	have a general appreciation of the major business issues facing VPG; and

•	have adequate time to devote to serve on the Board.
A limited exception to some of these requirements, other than the requirements of integrity and ethics and the absence of material conflict, may be made for a holder of substantial voting power. Directors may not stand for re-election after the age of 75 unless the Board makes an affirmative determination that, because of the importance and value of the continued service of a director, the retirement policy should be waived, except that no director may stand for re-election after age 85. This policy does not apply to any person who controls more than 20% of the voting power of the Company. We also require that a majority of directors be independent; at least three of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert; at least some of the independent directors have served as senior executives of public or substantial private companies; and at least some of the independent directors have general familiarity with the major industries in which we operate. Additionally, while the Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates, the benefits of board diversity are considered in the nominations process, including diversity of background and experience.
Can I recommend a nominee for director?
Yes. The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Nominating and Corporate Governance Committee’s procedures, as outlined herein and set forth on our website. For each annual meeting of our stockholders, the Nominating and Corporate Governance Committee will accept for consideration only one recommendation per stockholder or affiliated group of stockholders. The Nominating and Corporate Governance Committee will only consider candidates who satisfy our minimum qualifications for director, as summarized in this proxy statement and as set forth on our website. Stockholders should be aware, as discussed herein, that it is our general policy to re-nominate qualified incumbent directors and that, absent special circumstances, the Committee will not nominate other candidates when a qualified incumbent director consents to stand for re-election.
A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee, care of our Corporate Secretary, at Vishay Precision Group, Inc., 3 Great Valley Parkway, Suite 150, Malvern, PA 19355. Submissions must be made by mail, courier, or personal delivery. E-mailed submissions will not be considered. Submissions recommending candidates for election at an annual meeting of stockholders must generally be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. However, in the event that the date of an annual meeting of stockholders is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of our proxy statement for the current year. Each nominating recommendation must be accompanied by the information called for by our “Procedures for Securityholders’ Submission of Nominating Recommendations,” which is available upon request. This includes specified information concerning the stockholder or group of stockholders making the recommendation and the proposed nominee, any relationships between the recommending stockholder or stockholders and the proposed nominee and the qualifications of the proposed nominee to serve as director. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.
In addition to being entitled to make a recommendation that the Committee nominate a candidate for election as a director, stockholders are also entitled to nominate candidates themselves for election to the Board at a meeting of stockholders, by providing the necessary information by the applicable deadlines. See the discussion under the heading “Stockholder Proposals and Nominations for the 2018 Annual Meeting” below.
How do stockholders and others communicate with the Board?
VPG stockholders may communicate with the Board, any Committee of the Board or any individual director, and any interested party may communicate with the non-management directors of the Board as a group, by delivering such communications either in writing addressed to our Corporate Secretary at Vishay Precision Group, Inc., 3 Great Valley Parkway, Suite 150, Malvern, PA 19355; or by e-mail to boardofdirectors@vpgsensors.com. Communications should not exceed 1,000 words.
All communications must be accompanied by the following information: (i) if the person submitting the communication is a securityholder, a statement of the type and amount of the securities of VPG that the person holds; (ii) if the person submitting the communication is not a securityholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in VPG; (iii) any special interest, meaning an interest not in the capacity as a stockholder of VPG, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications addressed to directors may, at the direction of the directors, be shared with VPG’s management.

DIRECTOR COMPENSATION
During 2013, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to advise the Compensation Committee on compensation matters, including compensation for non-employee directors. Based on input from Meridian, and at the recommendation of the Compensation Committee, the Board adopted the 2014 Non-Employee Director Compensation Plan (the “NEDC Plan”), effective as of the date of the 2014 Annual Meeting. Under the NEDC Plan, concurrent with the 2016 annual meeting, each non-employee director received an annual retainer fee of $30,000 for serving on the Board, excluding the Chairman, who received an annual retainer fee of $75,000 for his service. In addition, under the NEDC Plan, the chairs of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee received an annual retainer of $10,000 for their services as chair of their respective committees. Such annual retainer fees are pro-rated for a partial year of service by a non-employee director elected to the board between annual meetings.
Under the NEDC Plan, each of our non-employee directors, other than our Chairman, was granted RSUs worth $40,000 effective immediately upon his/her election at the 2016 annual meeting. Our Chairman was granted RSUs worth $55,000 effective immediately upon his election at the 2016 annual meeting. The number of RSUs granted is based on the average closing price of our common stock on the New York Stock Exchange for the five consecutive trading days immediately preceding the date of grant. These grants will vest on May 26, 2017 (the first anniversary of their grant date), subject to each non-employee director's continued service on the board. The grant-date fair value of RSUs is recognized over the vesting period. For directors appointed between annual meetings, the amount of the stock grant is pro-rated for a partial year of service by the non-employee director and vests on the date of the first annual meeting after the date of grant subject to the director’s continued service on the board.
In August, 2015, the Board formed an Evaluation Committee to consider strategic alternatives for the Company. In March, 2016, the Board approved compensation for the members of the Evaluation Committee in recognition of the significant additional services that members of the Evaluation Committee were expected to perform. Each Evaluation Committee member received a current cash payment of $7,500, except for the Chair who received $10,000. Beginning April 1, 2016, and ending upon completion of the Evaluation Committee's services at the end of fiscal 2016, each Committee member received a quarterly payment of $1,875, except for the Chair who received a quarterly payment of $2,500.
Our director who is also an employee of VPG did not receive any additional compensation for his service as a director. See the discussion herein under the heading “Executive Compensation.”
The following table provides information with respect to the compensation paid or provided to the Company’s non-management directors during 2016:

		Stock
		Awards
Name	Fees Earned	(1)	Total
Samuel Broydo (2)	$7,500	$—	$7,500
Saul Reibstein	$53,125	$40,816	$93,941
Timothy Talbert	$57,500	$40,816	$98,316
Marc Zandman (3)	$75,000	$56,111	$131,111
Janet Clarke	$49,672	$40,816	$90,488
Cary Wood	$40,803	$40,816	$81,619
____________________

(1)
The amounts presented in the table represent the aggregate grant-date fair value of the RSUs computed in accordance with FASB ASC Topic 718 and the assumptions as set forth in Note 10 of our consolidated financial statements on Form 10-K filed on March 16, 2017.

(2)	Dr. Broydo retired from the Board effective at the close of the 2016 Annual Stockholder meeting.

(3)	Non-Executive Chairman of the Board.

PROPOSAL ONE
ELECTION OF DIRECTORS
Six directors serving on the Board are nominated for re-election, with a term expiring at the annual meeting of stockholders in 2018. Each of the nominees has consented to serve if elected.
If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board may propose. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.
The following table summarizes the current directors:

Name	Age	Director Since
Janet Clarke	64	2016
Saul Reibstein	68	2010
Ziv Shoshani	50	2009
Timothy Talbert	70	2010
Cary Wood	50	2016
Marc Zandman (1)	55	2010
____________________

(1)	Non-Executive Chairman of the Board.
Nominees for Election as Directors – Terms Expiring 2018
Marc Zandman is the non-executive Chairman of our Board. Mr. Zandman was elected Executive Chairman of the board of directors of Vishay Intertechnology in 2011 after serving as Vice Chairman for Vishay Intertechnology since 2003; a director of Vishay Intertechnology since 2001; and President of Vishay Israel Ltd. since 1998. In addition to these positions, Mr. Zandman was appointed Chief Business Development Officer of Vishay Intertechnology as of June 2011 and Chief Administration Officer of Vishay Intertechnology as of January 1, 2007; has served as Group Vice President of Vishay Intertechnology Measurements Group from 2002 to 2004; and served in various other capacities with Vishay Intertechnology since 1984.  He is the son of the late Dr. Felix Zandman, the founder and former Executive Chairman of Vishay Intertechnology.  Mr. Marc Zandman’s dedicated service to Vishay Intertechnology and extensive knowledge of our business give him valuable experience facing issues relevant to our Company.
Ziv Shoshani is our Chief Executive Officer and President, and also serves on the Board. Mr. Shoshani was Chief Operating Officer of Vishay Intertechnology from January 1, 2007 to November 1, 2009. During 2006, he was Deputy Chief Operating Officer of Vishay Intertechnology. Mr. Shoshani was Executive Vice President of Vishay Intertechnology from 2000 to 2009 with various areas of responsibility, including Executive Vice President of the Capacitors and the Resistors businesses, as well as heading the Measurements Group and Foil Divisions. Mr. Shoshani had been employed by Vishay Intertechnology since 1995. He continues to serve on the Vishay Intertechnology board of directors. Mr. Shoshani is a nephew of the late Dr. Felix Zandman, the founder of Vishay Intertechnology. Mr. Shoshani’s long-standing dedication to our Company, exemplified by his extensive management experience and experience on the Vishay Intertechnology board of directors, provides him with valuable insight into the business and the operation of our Company and makes him a valuable advisor to the Board.

Janet M. Clarke. Ms. Clarke is the founder of Clarke Littlefield LLC, a marketing technologies advisory firm, and has served as its President since June 2003. Prior to founding Clarke Littlefield, she served in executive and management roles at DealerTrack, Inc., a privately held automotive finance technology services company; KnowledgeBase Marketing, a subsidiary of Young and Rubicam, Inc.; and Citibank for Citigroup’s consumer business. Ms. Clarke has served as a director for Cox Enterprises, Inc., a private company, since 2007, where she also serves as Chair of the Compensation Committee and as a member of the Audit Committee. Ms. Clarke served as a director for Asbury Automotive Group, Inc. (NYSE: ABG) from April 2005 until April 2015, where she also served as a member of the Audit Committee from April 2005 to January 2009 and from October 2012 to May 2014; as a member of the Human Resources and Compensation Committee from April 2005, and was appointed Chair of the Committee in August 2006, to April 2015; and as a member of the Governance Committee from November 2006 to April 2015. Ms. Clarke was also a director and a member of the Audit Committee and the Chair of the Compensation Committee of ExpressJet Holdings, Inc. (NYSE: XJT) from 2001-2011. Ms. Clarke earned a Bachelor Degree in Architecture from Princeton University and has completed the Advanced Management Program at the Harvard Business School. Ms. Clarke offers significant business experience to our Board, particularly in the areas of marketing and marketing technology, as a result of the various executive and management positions she has held in corporations of various sizes. In addition, given the public and private company directorships that she has held during her career, Ms. Clarke has a broad range of experience as a director and a deep understanding of board oversight and the exercise of appropriate diligence, which makes her a valuable addition to the VPG Board.
Saul V. Reibstein. Mr. Reibstein served as Executive Vice President, Chief Financial Officer and Treasurer of Penn National Gaming, Inc. (NASDAQ: PENN) until December 31, 2016, where he also served on the board of directors and as chairman of the audit committee from June 2011 until his appointment as Senior Vice President and Chief Financial Officer in November 2013.  Mr. Reibstein continues to be employed by Penn National Gaming as an executive advisor. From 2004 until joining Penn National Gaming as an executive, Mr. Reibstein served as a member of the senior management team of CBIZ, Inc., a New York Stock Exchange-listed professional services company, where, as Executive Managing Director, he was responsible for the management of the CBIZ New York City Financial Services office operations and the overall international activities of the Financial Services Group. Mr. Reibstein has over 40 years of public accounting experience, including 11 years serving as a partner in BDO Seidman, a national accounting services firm, where he was the partner in charge of the Philadelphia office from June 1997 to December 2001 and Regional Business Line Leader from December 2001 until September 2004. Mr. Reibstein is a licensed CPA in Pennsylvania and received a Bachelor of Business Administration from Temple University. Mr. Reibstein qualifies as an audit committee financial expert satisfying the rules of the SEC. Mr. Reibstein’s qualification as an audit committee financial expert, as well as his extensive experience as a public accounting partner, make him highly qualified to serve both as a director of our company and a financial expert on the Audit Committee. Mr. Reibstein also has relevant, long-standing experience as a manager of an NYSE-listed company that he will draw upon in advising us with respect to our listing and filing compliance.
Timothy V. Talbert. Mr. Talbert has served as Senior Vice President of Credit and Originations for Lease Corporation of America (“LCA”), a national equipment lessor, since July 2000, and President of the LCA Bank Corporation, a bank that augments LCA’s funding capacity, since its founding in January 2006. Previously, Mr. Talbert was Senior Vice President and Director of Asset Based Lending and Equipment Leasing of Huntington National Bank from 1997 to 2000; and prior to that, served in a variety of positions with Comerica Bank for more than 25 years. Mr. Talbert also serves as a director of Vishay Intertechnology. Mr. Talbert previously served on the board of directors and was a member of the audit committee of Siliconix incorporated, a NASDAQ-listed manufacturer of power semiconductors of which Vishay Intertechnology owned an 80.4% interest, from 2001 until Vishay Intertechnology acquired the noncontrolling interests in 2005. Mr. Talbert received a Bachelor’s Degree in Economics from University of the Pacific and an MBA from the University of Notre Dame. Mr. Talbert’s previous service as a director and member of the audit and compensation committees of a publicly traded company, as well as his current service on the board of another publicly traded company, allows him to bring an important perspective to the Board. Additionally, Mr. Talbert’s service as the president of a federally regulated institution gives him relevant understanding of compliance with complex regulations and current accounting rules adding invaluable expertise to our Board.

Cary B. Wood. Mr. Wood serves as a director for Broadwind Energy, Inc (NASDAQ: BWEN) since April 2016, as a director on the Board of Duravent Corporation, a privately held venting systems firm, since January 2017 and as a director on the Board of Westell Technologies, Inc (NASDAQ: WSTL) since March 2017. Mr. Wood served as Chief Executive Officer and director of Sparton Corporation (NYSE: SPA) from November 2008 until February 2016 and as President from April 2009 until February 2016. From August 2004 to November 2008, Mr. Wood served in several roles, including interim Chief Executive Officer and Chief Operating Officer, for Citation Corporation (now known as Grede Holdings, LLC), a private company manufacturing cast, machined and assembled components for the transportation and industrial markets. In March 2007, Citation Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Wood began his career with General Motors Corporation, followed by United Technologies Corporation, where he served in a variety of general management, operations and engineering roles. Mr. Wood received a Bachelor of Science in Technology from Purdue University in 1989, a Master of Science in Industrial Operations in the School of Management from Lawrence Tech University in 1995, and an MBA in Finance from Loyola University-Chicago in 2014. Mr. Wood’s experience in executive management, as well as his engineering expertise and public company board experience, make him highly qualified to serve as a director.

The Board of Directors recommends a vote “FOR ALL” the nominees for election as directors.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for, among other things, performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. It is the responsibility of the Audit Committee to monitor and oversee these processes.
 In fulfilling its oversight duties, the Audit Committee reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, (a) the audited financial statements for the fiscal year ended December 31, 2016, (b) the effectiveness of our internal control over financial reporting, and (c) the other matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the PCAOB in Rule 3200T. These required communications addressed, among other topics, the independent registered public accounting firm’s responsibility under the standards of the PCAOB; critical accounting policies and practices; judgments and accounting estimates; alternative accounting treatments; any significant audit adjustments; any disagreements or difficulties encountered in performing the audit; and other material communications between the independent registered public accounting firm and management. The Audit Committee received from the independent auditors written disclosures regarding the auditor’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditor’s independence. The Audit Committee also considered the compatibility of non-audit services provided to VPG by Ernst & Young LLP, and the fees and costs billed or to be billed for these services, with the maintenance of the independent registered public accounting firm’s independence. The Committee has concluded that the provision of the non-audit services by Ernst & Young LLP in 2016 did not impair the independent registered public accounting firm’s independence. Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in July 2010, the Audit Committee must pre-approve all audit and non-audit services provided to VPG by the independent registered public accounting firm. The policy sets forth the procedures and conditions for pre-approval of these services. All of the audit and non-audit services provided by the independent registered public accounting firm since adoption of the Audit and Non-Audit Services Pre-Approval Policy were pre-approved by the Committee in accordance with such policy.
 Based upon this review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017, but the Committee has decided to submit the appointment for ratification by stockholders (see Proposal Two).

Respectfully submitted,

The Audit Committee of the Board of Directors

Saul Reibstein, Chair
Timothy Talbert
Janet Clarke

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board is responsible for the selection of our independent registered public accounting firm. The Committee has determined to reappoint the public accounting firm of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2017, as well as to audit the effectiveness of our internal control over financial reporting. Ernst & Young LLP has served as our independent registered public accounting firm since the spin-off from Vishay Intertechnology. Although stockholder approval for the appointment of the independent registered public accounting firm is not required, we are submitting the selection of the independent registered public accounting firm to stockholders for their ratification.
Representatives of the firm of Ernst & Young LLP are expected to be present at the 2017 Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.
Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in July 2010, the Audit Committee must pre-approve all audit and non-audit services provided to VPG by the independent registered public accounting firm. The policy sets forth the procedures and conditions for pre-approval of these services. The Audit Committee has pre-approved generally the engagement of the independent registered public accounting firm for services relating to our filings with the SEC (including comfort letters, comment letters and consents for securities offerings); acquisition or disposition related diligence activities; internal control review and compliance; interpretation and compliance with accounting and accounting-related disclosure rules and standards; certain attest services; domestic and international tax planning and compliance; and risk management.
The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and non-audit services rendered to VPG in 2016 and 2015. These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees. The nature of the services provided in each category is described following the table.

	2016	2015
Audit fees	$1,894,000	$2,218,000
Audit-related fees	-	-
Tax fees	98,000	115,000
All other fees	2,000	2,000
Total fees	$1,994,000	$2,335,000
____________________
Audit fees. These fees generally consist of professional services rendered for the audits of the consolidated financial statements of VPG, quarterly reviews, statutory audits, issuance of consents, and assistance with and review of documents filed with the SEC.
Audit-related fees. These fees generally consist of assurance and other services related to the performance of the audit or review of VPG’s financial statements or that are traditionally performed by the independent registered public accounting firm, and consultations concerning financial accounting and reporting standards.
Tax fees. These fees relate primarily to tax compliance, including review of corporate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, and tax-related due diligence. They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters.
All other fees. These fees generally consist of reviews for compliance with various government regulations, risk management and treasury reviews, assessments and audits of various contractual arrangements, and subscription to online accounting research tools.

In 2016, VPG did not make use of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the independent registered public accounting firm during the year.

The Board of Directors recommends that you vote “FOR”
the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
On April 4, 2017, VPG had outstanding 12,192,500 shares of common stock, each of which entitles the holder to one vote, and 1,025,158 shares of Class B common stock, each of which entitles the holder to 10 votes. Voting is not cumulative. The following table shows the number of shares of VPG common stock and Class B common stock beneficially owned by (a) each director and director nominee, (b) each “Named Executive Officer” identified under “Executive Compensation,” (c) the directors and executive officers of VPG as a group and (d) any person owning more than 5% of VPG common stock or the Class B common stock.

	Common Stock					Class B Common Stock
				Right to
				Acquire
			Restricted	Ownership
			Stock Units	Under
			Scheduled	Options
			to vest	Exercisable
	Shares of		within 60	within 60	Percent	Shares		Percent of	Voting
Name	Stock (1)		days	days	of Class	of Stock		Class	Power (2)
Directors and Executive Officers
Marc Zandman	18,755		4,138	-	*	615,593	(3)	60.0%	27.5%
Ziv Shoshani	132,814		-	-	*	615,487	(4)	60.0%	28.0%
Saul V. Reibstein	10,167		3,010	-	*	-
Timothy V. Talbert	10,238		3,010	-	*	-
Cary Wood	525		3,010	-	*	-
Janet Clarke	417		3,010	-	*	-
William M. Clancy	21,943		-	-	*	-
Roland B. Desilets	-		-	-		-

All Directors and Executive Officers
as a group (8 Persons)	194,859		16,178	0		615,593		60.0%	28.4%
c/o Vishay Precision Group, Inc.
3 Great Valley Parkway, Suite 150
Malvern, PA 19355

Mrs. Ruta Zandman	3,010	(5)			*	787,096	(6)	76.8%	35.1%
c/o Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, PA 19355

Nokomis Capital, L.L.C. (7)	1,944,030				15.9%				8.7%
2305 Cedar Springs Rd. , Suite 420
Dallas, TX 75201

Dimensional Fund Advisors LP (8)	1,050,194				8.6%				4.7%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

BlackRock Inc. (9)	887,631	7.3%			4.0%
55 East 52nd Street
New York, NY 10022

GrizzlyRock Capital, L.L.C. (10)	704,854	5.8%			3.1%
191 N. Wacker Drive, Suite 1500
Chicago, IL 60606

Eugenia A. Ames (11)			91,161	8.9%	4.1%
c/o Mr. Leroy Rachlin
Janney Montgomery Scott
780 Route 37 West, Suite 130
Toms River, NJ 08755

Deborah S. Larkin			59,016	5.8%	2.6%
c/o Mr. Bruce Auerbach
World Financial Center
270 Madison Avenue, Suite 1503
New York, NY 10016

Barbara J. Winslow			51,873	5.1%	2.3%
90 Eighth Avenue, Apt. 8B
Brooklyn, NY 11213
____________________

*	Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.
(1)	In addition to the amounts shown, each share of Class B common stock held by such holder, if applicable, may be converted into one share of common stock upon the election of such holder.
(2)
The percentage of total voting power represents voting power with respect to all shares of common stock and Class B common stock, as a single class, calculated on the basis of 10 votes per share of Class B common stock and one vote per share of common stock.

(3)
Includes 615,487 shares of Class B common stock held in a family trust, of which Mrs. Ruta Zandman, Mr. Marc Zandman, and Mr. Ziv Shoshani are joint trustees and have shared voting power; 53 shares of Class B common stock directly owned by Mr. Zandman; and 53 shares of Class B common stock owned by Mr. Zandman’s child.

(4)	Includes 615,487 shares of Class B common stock held in a family trust, of which Mrs. Ruta Zandman, Mr. Marc Zandman, and Mr. Ziv Shoshani are joint trustees and have shared voting power.
(5)	Includes 3,010 shares of common stock held by the estate of Dr. Felix Zandman, of which Ruta Zandman is the named executrix, and as such, exercises sole voting control.
(6)
Includes 615,487 shares of Class B common stock held in a family trust, of which Mrs. Ruta Zandman, Mr. Marc Zandman, and Mr. Ziv Shoshani are joint trustees and have shared voting power; and 171,609 shares of Class B common stock held by third parties that are subject to a voting agreement pursuant to which Mrs. Zandman, may direct voting of such shares, to the extent that, and in the same manner as, a majority of shares of Class B Common Stock held by Mrs. Zandman, Dr. Zandman’s estate, and their respective “permitted transferees” (as such term is defined in the Company’s amended and restated certificate of incorporation) are voted on such matter.

(7)
Based on information provided in a Schedule 13D/A filed on March 28, 2017 by Nokomis Capital, L.L.C. According to the Schedule 13D/A, Nokomis Capital, L.L.C. and Brett Hendrickson share the power to vote and to dispose of 1,944,030 shares of common stock.

(8)
Based on information provided in a Schedule 13G/A filed on February 9, 2017 by Dimensional Fund Advisors LP. According to the Schedule 13G/A, Dimensional Fund Advisors LP, in its capacity as an investment advisor, may be deemed to have the sole power to vote or to direct the vote with respect to 1,020,404 shares of common stock and may also be deemed to have the sole power to dispose of 1,050,194 shares of common stock.

(9)
Based on information provided in a Schedule 13G/A filed on January 27, 2017 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. may be deemed to have sole power to vote or direct the vote with respect to 863,168 shares of common stock and may also be deemed to have the sole power to dispose or direct the disposition with respect to 887,631 shares of common stock.

(10)
Based on information provided in a Schedule 13D filed on March 10, 2017 by GrizzlyRock Capital, L.L.C. According to the Schedule 13D, (i) GrizzlyRock Capital, L.L.C. and certain of its affiliates (collectively, “GrizzlyRock”) have shared power to vote and dispose of 316,602 shares of common stock; (ii) Vivaldi Asset Management, L.L.C. and certain of its affiliates (collectively, “VAM”) have shared power to vote and dispose of 146,820 shares of common stock; and (iii) WHI Growth Fund Q.P., L.P. and certain of its affiliates (collectively, “Growth Fund Group”) have shared power to vote and dispose of 241,432 shares of common stock. GrizzlyRock, VAM and the Growth Fund Group filed the Schedule 13D report jointly, and their collective ownership is reflected in the beneficial ownership table above.

(11)	Includes 91,161 shares of Class B common stock that are subject to a voting agreement pursuant to which Mrs. Ruta Zandman may direct the voting of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance
 Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to report their ownership of, and transactions in, our stock in filings with the SEC. Copies of these reports are also required to be supplied to VPG. VPG believes, based solely on a review of the copies of such reports received, that our directors and executive officers and persons who beneficially own more than ten percent of our common stock complied with all applicable Section 16(a) reporting requirements during the year ended December 31, 2016, except that Forms 4 relating to the forfeiture of certain PBRSUs on March 3, 2016 were not reported timely by Messrs. Shoshani and Clancy.
 Compensation Committee Interlocks and Insider Participation
 No member of the Compensation Committee was at any time during 2016 an officer or employee of VPG or any of the Company’s subsidiaries nor was any such person a former officer of VPG or any of the Company’s subsidiaries. In addition, no Compensation Committee member is an executive officer of another entity at which one of the Company’s executive officers serves on the board of directors.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy Generally
Our executive compensation packages, including severance benefits, are designed to assist us in recruiting, retaining and motivating key employees who can function effectively both in periods of recession and economic strength, and provide our executives with an appropriate level of job security, commensurate with their contributions to the Company and their tenure. The Compensation Committee believes that the elements of our executive compensation program, as well as the mix of these elements in relation to total compensation, reward intrinsically sound management decisions and do not encourage risk taking to enhance short-term profitability at the expense of the long-term health and viability of the enterprise. The Compensation Committee seeks to mitigate any compensation-related risk by:

•	providing a meaningful portion of total compensation in the form of equity incentives that are earned over multiple years (to encourage an appropriately long-term focus); and

•
capping annual cash bonuses for named executive officers at 200% of base salary for Mr. Shoshani, 80% of base salary for Mr. Clancy, and 40% of base salary for Mr. Desilets (to provide appropriate balance between short- and long-term objectives).

Please see the discussion below under the headings “Performance Bonus” and “Equity Compensation” for further detail regarding performance bonus and long-term equity incentive targets. The Compensation Committee believes that this mix of long-term equity incentive compensation and shorter-term performance bonus opportunity discourages excessive risk-taking in the short term and rewards appropriate focus on achievement of both short-term and long-term objectives.
Evolution of Executive Compensation
The Company’s compensation packages historically have combined base salary with an opportunity for annual cash bonuses and long-term equity awards in order to align the interests of senior management with the long-term interests of our stockholders.
During 2013, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to advise it regarding executive and non-employee director compensation. In the course of its engagement, Meridian developed, and the Compensation Committee approved, a custom peer group of public companies that were, at the time of Meridian's review, similar to the Company in terms of industry, revenues, and scope of international operations. This peer group consisted of:

Badger Meter Inc.	Measurement Specialties Inc.
CTS Corp.	Mercury Systems Inc.
Daktronics Inc.	MTS Systems Corp.
Electro Scientific Industries Inc.	Park Electrochemical Corp.
Fabrinet	Radisys Corp.
Faro Technologies Inc.	Reald Inc.
GSI Group Inc.	Rofin Sinar Technologies Inc.
Maxwell Technologies Inc.	Zygo Corp
The Compensation Committee reviewed average and median data for various types of cash and equity compensation within the group. Meridian provided the Compensation Committee with input concerning potential changes to the compensation packages of the executive officers, particularly with respect to increasing performance-based equity-based compensation as a percentage of total compensation, particularly for the Company’s Chief Financial Officer.
As a result of the compensation data and input received from Meridian, the Compensation Committee (and the Board, with respect to Mr. Clancy) approved amendments to the employment agreements of Messrs. Shoshani and Clancy, which became effective on January 1, 2014, providing for increased base salaries, and increased targets for annual performance bonuses and long-term equity incentive awards (in each case, measured as a percentage of base salary). See the discussion under the heading “Employment Agreements” below.

In the fourth quarter of 2015, Mr. Roland B. Desilets was appointed an executive officer of the Company, with the title Vice President, General Counsel and Secretary. Subsequent to that appointment, the Committee approved an employment agreement for Mr. Desilets on January 20, 2016 that included an equity grant and severance terms.
During 2017, the Compensation Committee again engaged Meridian to advise it regarding various compensation matters, including executive and board compensation. Meridian did not provide any services to the Compensation Committee or the Company during 2014, 2015 or 2016 and the Compensation Committee confirmed Meridian's independence in connection with its engagement in 2017.
Performance Philosophy
Our compensation philosophy is intended to dovetail with our philosophy regarding evaluation of operating performance.
The performance bonuses and long-term equity incentive awards for our executive officers are based on achievement of objectives determined annually by the Compensation Committee. Mr. Shoshani’s, Mr. Clancy’s and Mr. Desilets' 2016 performance bonuses were based on two measures of Company performance: adjusted operating margin and adjusted EBITDA.
Adjusted operating margin and adjusted EBITDA mean, respectively, operating margin and earnings before interest, taxes, depreciation and amortization, in each case determined in accordance with U.S. GAAP and adjusted to exclude various items that are not indicative of the intrinsic operating performance of our business, including restructuring and related severance costs, fixed asset or inventory write-downs and related purchase commitment charges, impairment charges for goodwill or indefinite-lived intangible assets, and individually material one-time gains or charges. The Board determined that each of adjusted EBITDA and adjusted operating margin for 2016 should exclude the impact of $2,666,000 in restructuring costs, $494,000 in acquisition costs related to the acquisition of Pacific Instruments, Inc. and Stress-Tek, Inc., $1,344,000 in strategic alternative evaluation costs, $586,000 in purchase accounting adjustments relating to various acquisitions recorded during 2016, and $837,000 of gain on the sale of building in Karmiel, Israel.
In 2017, the annual performance bonuses for Messrs. Shoshani, Clancy and Desilets will be based on adjusted operating margin and adjusted EBITDA, as determined by the Compensation Committee.
The vesting of 25% of each officer’s long term equity incentive award is subject to a three-year time-based cliff vesting period beginning on January 1 of the year of grant. The vesting of the remaining 75% of each executive officer’s long-term equity award is subject to the executive's remaining continuously employed by us through the performance period and the achievement of certain performance criteria determined by the Compensation Committee in connection with the grant. The relevant performance period for each long-term equity incentive award is the three-year vesting period applicable to such award.
Role of the Compensation Consultant
To assist in formulating the revised compensation arrangements of our executive officers, the Compensation Committee retained the services of Meridian in 2013. Meridian assessed the reasonableness and interrelation of the individual elements of the compensation packages and provided input to the Compensation Committee with respect to compensation practices among comparable public companies. The Compensation Committee has again engaged Meridian in 2017.
In concluding that the compensation consultant was independent, the Compensation Committee considered the factors outlined in the New York Stock Exchange listing standards relating to compensation consultant independence, including whether the compensation consultant has provided other services to the Company, the magnitude of the projected fees payable to the compensation consultant in the context of the Company’s total revenues, the absence of personal or business relationships between members of the Compensation Committee or the Company’s executive officers and the compensation consultant, and whether any member of the compensation consultant’s team owns, or otherwise has an investment or interest in, the Company’s common stock. After careful consideration of the relevant factors, the Compensation Committee determined that engagement of Meridian in 2013 and 2017 did not pose or create any conflict of interest and further determined that Meridian was independent under the listing standards of the NYSE. Meridian did not provide any services to the Company during 2013 other than the compensation consulting services that it provided to the Compensation Committee. Meridian did not provide any services to the Company during 2014, 2015, or 2016. It is not expected that Meridian will provide any services to the Company in 2017 other than compensation consulting provided to the Compensation Committee.
Compensation Components
The primary components of the compensation packages for our executive officers, as prescribed by their employment agreements, are:

•	Base salary;

•	Annual performance bonus (payable in cash); and

•	Annual long-term equity incentive compensation (payable in RSUs).
In addition to the foregoing, our executive officers are eligible to receive severance and customary welfare and retirement benefits. Each of the primary components of executive compensation, and the methodology used to determine the amounts, and mix, of such compensation, are discussed herein.
Base Salaries
Minimum base salaries for executive officers are established in their respective employment agreements, the material terms of which are summarized below under the heading “Employment Agreements.” Any increases to the base salaries of executive officers are approved by the Compensation Committee after consideration of each individual’s accomplishments, areas of strength and opportunities for development. We believe that setting our executive officers’ base salaries within a market-competitive range of base salaries offered to similarly situated executives of comparable public companies will help us to retain our executive officers, while appropriately motivating them to fulfill their core responsibilities within VPG.
Variations in base salary of each of our executive officers reflect the differences in their respective positions, duties and responsibilities.
Effective January 1, 2016, and pursuant to amended employment agreements for Messrs. Shoshani, Clancy, and Desilets' base salaries for our executive officers were as follows:

2016
Executive	Base Salary
Ziv Shoshani
President and Chief Executive Officer	$487,767 (1)
William M. Clancy
Executive Vice President and Chief Financial Officer	300,000
Roland B. Desilets
Vice President, General Counsel and Secretary	210,592
____________________

(1)	Pursuant to Mr. Shoshani’s employment agreement, his base salary is 1,875,000 NIS. The U.S. Dollar amount shown in the table is based on the weighted average exchange rate for 2016 of 3.84405.
Performance Bonus
Annual performance bonuses are designed to incent our executive officers to achieve certain predetermined objectives set by the Compensation Committee and the Board. Similar to base salary, the Compensation Committee believes that it is appropriate and desirable to establish target performance bonuses within a market-competitive range of bonuses granted to similarly situated executives at comparable public companies. We believe that setting target performance bonuses in this fashion is necessary to attract and retain executive officers, as well as to appropriately motivate them to make meaningful contributions to our business.

The performance bonuses for Mr. Shoshani, Mr. Clancy, and Mr. Desilets for 2016 were based on achievement of two corporate objectives: adjusted operating margin and adjusted EBITDA. The target levels of adjusted operating margin and EBITDA for 2016 were set at $21.4 million and $32.6 million, respectively, and 50% of the bonus potential for Mr. Shoshani, Mr. Clancy, and Mr. Desilets was attributable to the achievement of each of these performance objectives.
The performance targets for each of our executive officers are intended to represent challenging, but reasonable, goals, the achievement of which will contribute meaningfully to long-term stockholder value creation as well as the short-term success of our business.
Each of Messrs. Shoshani, Clancy, and Desilets was eligible to receive a performance bonus, for each 2016 performance objective, if the performance with respect to that objective equaled at least 80% of the targeted amount. If less than 80% of the target for a performance goal is attained, the executive would not receive any portion of the performance bonus tied to such performance goal. The table below sets forth the payments that each of Messrs. Shoshani, Clancy, and Desilets would have been eligible to receive (expressed as a percentage of his base salary) pursuant to his respective employment agreement with respect to each 2016 performance objective, based upon various levels of actual performance.

Potential Performance Bonus Payments for Messrs. Shoshani, Clancy, and Desilets for Each Performance Objective, in Relation to Target Performance*

		Percentage of Target Performance Objective
		Achieved			Maximum
					Performance
		80% of	80—100% of	100—150% of	Bonus for
		Target	Target	Target	Each
	Performance	Performance	Performance	Performance	Performance
Executive	Objective	Objective	Objective	Objective	Objective
Ziv Shoshani
President and	Adjusted EBITDA	25%	25-50%	50-100%	100%
Chief Executive Officer	Adjusted Operating Margin	25%	25-50%	50-100%	100%

William M. Clancy
Executive Vice President	Adjusted EBITDA	13.35%	13.35-25%	25-40%	40%
and Chief Financial Officer	Adjusted Operating Margin	13.35%	13.35-25%	25-40%	40%

Roland B. Desilets	Adjusted EBITDA	6.665%	6.665-10%	10-20%	20%
Vice President, General	Adjusted Operating Margin	6.665%	6.665-10%	10-20%	20%
Counsel and Secretary

*
All performance bonus payments set forth in this table are expressed as a percentage of the applicable executive officer’s base salary and represent the potential payments to our executive officers with respect to each performance objective.

The aggregate target performance bonuses for each of Messrs. Shoshani, Clancy, and Desilets, pursuant to their respective employment agreements and taking into account all 2016 performance objectives, were 100%, 50%, and 20% of their respective base salaries. The maximum 2016 performance bonuses payable to Messrs. Shoshani, Clancy, and Desilets were 200%, 80%, and 40% of their respective base salaries. We believe that the target and maximum performance bonus levels and the corresponding payouts are such that they do not encourage excessive risk-taking and represent appropriate compensation in light of each executive officer’s responsibilities.

The Board and the Compensation Committee determined that, in 2016, our adjusted EBITDA was $26.61 million (or 81.63% of the target) and our adjusted operating margin was $14.97 million (or 69.93% of the target). Accordingly, because the adjusted EBITDA performance goal was achieved at greater than the 80% threshold level, Messrs. Shoshani, Clancy, and Desilets received a portion of each of their respective performance bonuses with respect to the Company's adjusted EBITDA. Because the adjusted operating margin performance goal was not achieved at, or above, the 80% threshold level, no bonus was paid related to the adjusted operating margin performance goals.
The total of these performance bonuses for each executive is reflected under the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table herein.
During 2015, in association with the restatement of our financial statements for the years 2012 through 2014, Messrs. Shoshani and Clancy voluntarily repaid $25,913 and $6,674, respectively, as net over-payment of their performance bonus payments for those periods.
Equity Compensation
Our executive compensation framework uses the grant of long-term equity awards as the primary tool for aligning the interests of our executive officers with the long-term interests of our stockholders. The market-competitive range of long-term equity awards granted to similarly situated executive officers of comparable public companies was used as a reference point in establishing the target and maximum values of long-term equity awards. The long-term equity award targets for our executive officers were established to compensate each of them at the appropriate market-competitive median level according to their respective positions, duties and responsibilities, as well as to recognize their individual ability to affect stockholder value creation.
Pursuant to each executive officer's employment agreement, the value of each executive's annual equity grant is as follows:

•
On or about January 1 of each year, each executive receives an equity award, made pursuant to the 2010 Stock Incentive Program with a value equal to 150% (with respect to Mr. Shoshani), 75% (with respect to Mr. Clancy), and 30% (with respect to Mr. Desilets) of such executive’s then-base salary (the “Annual Equity Grant”). The Annual Equity Grants, which are in the form of restricted stock units (“RSUs”) of VPG, are sized based on the average closing price of VPG’s stock on the New York Stock Exchange for the five consecutive trading days immediately preceding January 1 of the year of grant.

•
75% of the Annual Equity Grant is in the form of performance-based RSUs (“PBRSUs”) which vest on the third anniversary of the date of grant, but only to the extent that performance criteria have been achieved and provided the executive remains continuously employed by us through such anniversary. The performance criteria are determined by the Compensation Committee and are based on metrics set forth in the 2010 Stock Incentive Program.

•
25% of the Annual Equity Grant is in the form of time-vested RSUs which vest on the third anniversary of the date of grant provided the executive remains continuously employed by us through such anniversary.

•	The Annual Equity grant is subject to accelerated vesting upon a change of control of the Company, an event giving rise to a severance entitlement, death or disability.

With respect to each performance criterion, and as illustrated below, (i) 50% of the total number of PBRSUs subject to such criterion will vest if 80% of the applicable objective is met; and (ii) an additional 2.5% of the total number of PBRSUs subject to such criterion will vest for each additional full 1% (between 80% and 100%) of the applicable objective that is met.

2016 Annual Equity Grant Components

		Performance-Based RSUs for Each Performance Objective
Executive	Time-Vested RSUs (# of RSUs)	80% of Target (# of PBRSUs)	80—100% of Target (# of PBRSUs)
Ziv Shoshani	15,499	11,625	11,625 - 23,250
William M. Clancy	4,841	3,631	3,631 - 7,261
Roland B. Desilets	1,359	1,020	1,120 -2,039

Vesting of the PBRSUs included within the 2016 Annual Equity Grants is subject to the achievement of two corporate objectives: cumulative Adjusted Net Earnings over a three-year period from January 1, 2016 through December 31, 2018 and cumulative Free Cash over the same three-year period.
“Adjusted Net Earnings” means the Company’s net profits after taxes, including the impact of acquisitions, if any, adjusted for reconciling items as set forth in the associated years' annual reports to stockholders. “Free Cash” means the amount of cash generated from the Company’s operations in excess of capital expenditures and net of proceeds from the sale of assets, including the impact of acquisitions, if any.
The target levels of Adjusted Net Earnings and Free Cash over that three-year period from 2016-2018 were set at $67,551,000 and $46,216,000, respectively. The Company's performance for each of these metrics determines the vesting for fifty percent (50%) of the total number of PBRSUs granted. These targets are intended to represent challenging, but reasonable, goals, the achievement of which will contribute meaningfully to long-term stockholder value creation as well as the long-term success of our business.
Each executive who received a 2016 Annual Equity Grant is eligible to vest in a portion of the PBRSUs included within the 2016 Annual Equity Grant to the extent that our performance with respect to one or both of the objectives equals at least 80% of the targeted amount. If the 80% threshold target for a performance goal is not attained, the executive would not receive any portion of the PBRSUs attributable to such target and that portion of the grant would be forfeited. The table above sets forth the vesting of the PBRSUs that each executive officer would be eligible to receive (expressed as a number of shares) pursuant to his respective employment agreement with respect to each 2016 performance objective, based upon various levels of actual performance.
The Annual Equity Grants awarded to each of the executive officers in 2016 are included in the “Stock Awards” column in the Summary Compensation Table herein. Because the 2016 Annual Equity Grants are subject to three-year cliff vesting, none of these awards has vested as of the date of this proxy statement.
In January 2014, and as previously described in our 2015 Proxy Statement, each of Messrs. Shoshani and Clancy was granted PBRSUs that were subject to vesting based on two performance conditions - Adjusted Net Earnings and Free Cash - measured over a three-year period ended December 31, 2016. The Compensation Committee determined, after reviewing the Company’s performance during this measurement period, that the Company had achieved exactly 80% of the target for Free Cash. Accordingly, half of the PBRSUs granted to our named executive officers in January 2014 for that target vested. The Compensation Committee also determined that the Company had achieved less than 80% of the target for Adjusted Net Earnings. Accordingly, none of the PBRSUs granted to our named executive officers in January 2014 for that target vested.

Employment Agreements
The Company entered into employment agreements, which were amended in December 2011, with Messrs. Shoshani and Clancy that provide for the specific targets and payment opportunities in connection with each element of our executive compensation package discussed herein under the heading “Compensation Components.”
In November 2013, the Company entered into additional amendments to the employment agreements with Mr. Shoshani and Mr. Clancy which became effective on January 1, 2014 and which increased the base salary, target performance bonus, and the value of annual equity incentive awards for each of Messrs. Shoshani and Clancy beginning in 2014.
Each employment agreement became effective on July 6, 2010 and had an initial term of three years. The November 2013 amendments to our employment agreements with Messrs. Shoshani and Clancy provide for a one year term beginning on January 1, 2014. In January, 2016, the Company entered into an employment agreement with Mr. Desilets that provides for a one year term that began on January 1, 2016. Upon expiration of the current applicable term, all of our executives’ employment agreements automatically renew for one additional year unless earlier terminated by the Company or by the executive officer. Each of the employment agreements provides for certain severance payments to the executive officers in the event of termination of their employment as described in greater detail under the heading “Potential Payments Upon a Termination or Change in Control.” The employment agreements for Messrs. Clancy and Desilets were amended, effective November 17, 2016, to extend the period of time during which the executives are entitled to receive continuation of their base salary following a termination without Cause (as such term is defined in their respective employment agreements) to 18 months after termination and provide the executives with COBRA continuation coverage of their health insurance following a termination without Cause until the 18 month anniversary of termination, or, if earlier, the date as of which the executive is eligible to receive health insurance through another group plan.
The employment agreements also contain customary non-solicitation and non-competition covenants, which remain in effect for 24 months following termination of employment with respect to Mr. Shoshani and for 12 months following termination of employment with respect to Messrs. Clancy and Desilets. The agreements also entitle the executives to additional perquisites and other personal benefits as the Board, through its Compensation Committee, determine are reasonable and consistent with the Company’s overall compensation program.
Deferred Compensation and Pension Plans
Vishay Intertechnology maintained, among other benefit plans, a non-qualified defined benefit plan (the “Vishay Non-Qualified Retirement Plan”); a qualified defined contribution plan (the “Vishay Employee Savings Plus Plan”); and a non-qualified deferred compensation plan (the “Vishay Key Employee Wealth Accumulation Plan” or “VSH KEWAP”), for highly compensated employees, including executive officers. In anticipation of the spin-off, we formed parallel plans that provide for substantially similar benefits. In connection with the spin-off, Vishay Intertechnology caused the accounts and underlying assets and liabilities under the Vishay Intertechnology plans for our employees who were participating in those plans to be transferred to our corresponding plans or, in the case of Vishay Non-Qualified Retirement Plan and VSH KEWAP assets, from a rabbi trust established by Vishay Intertechnology to a rabbi trust that we established.
With the exception of Mr. Clancy, none of our executive officers participated in the Vishay Non-Qualified Retirement Plan. The Vishay Non-Qualified Retirement Plan was frozen effective December 31, 2008, and no further benefits have accrued beyond that date. In connection with the spin-off, we established a corresponding plan, the “VPG Non-Qualified Retirement Plan,” to preserve the benefits accumulated by certain of our employees under the Vishay Non-Qualified Retirement Plan. Only active employees who participated in the Vishay Non-Qualified Retirement Plan as of December 31, 2008 are eligible to participate in the parallel VPG plan. In connection with the freezing of the Vishay Non-Qualified Retirement Plan, Mr. Clancy became eligible to participate in a supplemental matching program under the Vishay Employee Savings Plus Plan, pursuant to which amounts were deposited in his VSH KEWAP account. This supplemental matching program continues under the corresponding VPG plans.
Every employee who has been designated as an Eligible Executive by the administrator of the plan, including our executive officers, is eligible to participate in our non-qualified deferred compensation plan (the “VPG KEWAP”). The VPG KEWAP permits eligible executives to make voluntary contributions and provides for discretionary Company contributions. In addition, we are required to make contributions on behalf of Mr. Clancy to his VPG KEWAP account as described above.

Perquisites
We provide executive officers with perquisites and other personal benefits that VPG and the Compensation Committee believe are reasonable and consistent with our overall compensation program. These perquisites are not intended, however, to constitute a material portion of the executive’s compensation packages. In general, the perquisites, while not integral to the performance of an executive’s duties, must bear some relationship to the executive’s employment and be of perceived benefit to VPG. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.
Individual Considerations
Compensation among the Company’s senior executives reflects a general assessment of their contributions to the Company’s current performance and its prospects for growth in the future. Our successes have always been fueled by the drivers of technological innovation, continuous efficiency improvement and synergistic acquisition. Mr. Shoshani leads in all these areas and his compensation reflects a perception by the Compensation Committee that the areas of his responsibility will continue to be the key drivers of our future performance.
Other Considerations Regarding Executive Compensation
Israeli benefits
Mr. Shoshani is employed by Vishay Advanced Technologies, Ltd., an Israeli subsidiary of VPG, and is a resident of Israel. As a result, he is entitled to certain benefits that are generally available to employees in Israel on a non-discriminatory basis, but are not afforded to the other named executive officers, including:

•	advanced training fund, 7.5% of base salary

•	severance fund, 8.33% of base salary

•	disability insurance, up to 2.5% of base salary

•	pension fund, 5% of base salary
These benefits are required by Israeli law or employment practices generally, and were taken into account by the Compensation Committee in formulating the overall compensation package for Mr. Shoshani.
Foreign currency considerations
 The Compensation Committee evaluates the effect of foreign currency conversion rates in formulating the overall compensation package for Mr. Shoshani, and determined to set Mr. Shoshani’s base salary in New Israeli Shekels beginning January 1, 2015. Mr. Shoshani’s base salary for 2016 was NIS 1,875,000.
Tax deductibility of executive compensation
 Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the CEO and any of the three highest paid other executive officers, other than the CEO and the Chief Financial Officer. However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. Our CEO’s compensation is paid by our Israeli subsidiary, Vishay Advanced Technologies, Ltd. ("VAT"). However, a portion of that compensation is reimbursed to VAT by VPG. The portion of our CEO’s compensation that is paid by, and allocated to, VAT is subject to Israeli tax laws, pursuant to which there is no limit on deductibility. The portion that is reimbursed to VAT by VPG is not treated as compensation for Section 162(m) purposes.
In certain situations, the Compensation Committee may approve compensation that will not satisfy the requirements of Section 162(m), in order to ensure competitive levels of total compensation for its executive officers.

Executive Compensation Advisory Vote and Its Frequency
In line with the recommendation by the Company’s stockholders at the Company’s 2011 annual meeting that an advisory stockholder vote on executive compensation be conducted at least triennially, the Company’s Board of Directors included an advisory stockholder vote on executive compensation in its 2014 proxy materials. The Compensation Committee appreciates that over 98% of the shares voting approved the executive compensation discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative executive compensation disclosure contained in our 2014 Proxy Statement. Our Compensation Committee interprets the results of this vote as an endorsement of existing programs and therefore, we have not made material changes to our approach to executive officer compensation based on such vote.
Our Board of Directors is submitting for a non-binding stockholder vote our executive compensation as described in this proxy statement (commonly referred to as “say-on-pay”).  Going forward, we plan to hold this vote annually.  We are also asking stockholders to vote, on an advisory basis, on whether the required say-on-pay vote in proposal 3 should occur every one, two or three years.

REPORT OF THE COMPENSATION COMMITTEE

To Our Stockholders:

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Janet Clarke, Chair
Saul Reibstein
Timothy Talbert

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

COMPENSATION TABLES
Summary Compensation Table
The information included in the table should be read in conjunction with the footnotes which follow, the descriptions of the employment agreements with each named executive officer described in “Compensation Discussion and Analysis,” and the “Grants of Plan Based Awards,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits,” and “Non-Qualified Deferred Compensation” tables on the pages which follow.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive Plan	Deferred Comp.	All Other
		Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Comp.	Total
		(1)		(2)		(3)	(4) (5)	(6)
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ziv Shoshani	2016	$487,767	$-	$662,139	$-	$131,880	$16,763	$169,021	$1,467,570
President and	2015	$481,325	$-	$685,601	$-	$271,756	$1,411	$187,774	$1,627,867
Chief Executive Officer	2014	$523,758	$-	$859,474	$-	$308,763	$34,516	$208,389	$1,934,900

William M. Clancy	2016	$300,000	$-	$206,797	$-	$42,898	$9,189	$67,846	$626,730
Executive Vice President and	2015	$300,000	$-	$213,940	$-	$89,131	$(15,011)	$68,440	$656,500
Chief Financial Officer	2014	$300,000	$-	$239,138	$-	$92,615	$93,213	$67,869	$792,835

Roland B. Desilets	2016	$210,592	$-	$58,067	$-	$14,611	$-	$31,675	$314,945
Vice President,	2015	192,345	-	-	-	34,326	-	34,917	261,588
General Counsel and
Secretary

____________________

(1)
Column (c) reflects each executive officer’s base salary. Mr. Shoshani’s employment agreement provides for his salary to be 1,875,000 New Israeli Shekels. In 2016, the average New Israeli Shekel/U.S. Dollar exchange rate was 3.84405 NIS per U.S. Dollar.

(2)
Column (e) represents the grant-date fair value of RSUs granted to each executive officer in connection with the long-term equity award component of his compensation and in accordance with his employment agreement, computed in accordance with FASB ASC Topic 718 and the assumptions as set forth in Note 10 of our consolidated financial statements on Form 10-K filed on March 16, 2017, and assuming that all performance criteria are completely satisfied. For financial statement reporting purposes, the amount of compensation expense for RSUs is recognized ratably over the vesting period of the respective awards. The grant-date fair value does not necessarily reflect the value of shares actually received or which may be received in the future with respect to these awards.

(3)
Column (g) represents performance-based cash bonuses that our executive officers received with respect to performance in the applicable year. See “Compensation Discussion and Analysis—Compensation Components, Performance Bonus.” The amounts shown for 2014 have been reduced due to the voluntary repayment by Messrs. Shoshani and Clancy of $32,732 and $8,736, respectively, as over-payment of their performance bonus payments in association with the restatement of financial statements for that year.

(4)
Column (h) reflects the change in the actuarial present value of the named executive officer’s pension and other post-employment benefits under respective defined benefit retirement plans, from the plan measurement date used in preparing the prior year consolidated financial statements to the plan measurement date used in preparing the current year consolidated financial statements, determined using the same interest rate, mortality, and other actuarial assumptions used in our consolidated financial statements. See the “Pension Benefits” table herein for more information on the benefits payable to the named executive officers under their respective pension plans.

(5)
Each executive officer was entitled to participate, as of January 1, 2016, in the VPG non-qualified deferred compensation plan, which is substantially similar to its predecessor plan sponsored by Vishay Intertechnology. Under the VPG non-qualified deferred compensation plan, deferred amounts are credited with earnings based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2016 was “above market” or “preferential.” Consequently, no deferred compensation plan earnings are included in the amounts reported in Column (h). See the “Non-Qualified Deferred Compensation” table for more information on the benefits payable under the VPG non-qualified deferred compensation plan.

(6)
All other compensation includes amounts deposited on behalf of each named executive officer into VPG’s non-qualified deferred compensation plan, pursuant to the employment agreements with each named executive officer, personal use of company car, company match on 401(k) contributions, benefits generally available to employees in Israel, and other perquisites, as described herein:

	2016	2015	2014
Ziv Shoshani	$22,569	$20,019	$18,788	Personal use of Company car*
	124,261	146,386	165,007	Israeli employment benefits*
	22,191	21,369	24,594	Medical and prescription drug insurance premiums
	$169,021	$187,774	$208,389

William M. Clancy	$21,200	$21,200	$20,800	Company contributions to nonqualified deferred compensation plan
	13,303	13,207	13,292	Personal use of Company car
	10,600	10,600	10,400	Company match to 401(k) plan
	21,453	22,191	22,135	Medical and prescription drug insurance premiums
	1,290	1,242	1,242	Group Term Life imputed income
	$67,846	$68,440	$67,869

Roland B. Desilets **	$12,591	$12,209		Personal use of Company car
	9,149	8,397		Company match to 401(k) plan
	7,946	13,394		Medical and prescription drug insurance premiums
	1,989	917		Group Term Life imputed income
	$31,675	$34,917

____________________
* Represents amounts paid in New Israeli Shekels (NIS) and translated at average exchange rates for the year. In 2016, the average New Israeli Shekel/U.S. Dollar exchange rate was 3.84405 NIS per U.S. Dollar.
** Mr. Desilets was appointed an executive officer in November 2015.

Grants of Plan Based Awards
The following table provides information with regard to plan based awards granted to each named executive officer during 2016. The information included in the table should be read in conjunction with the footnotes which follow and the description of performance bonuses and long-term equity incentive awards described in “Compensation Discussion and Analysis—Compensation Components.”
The following table provides information concerning grants of plan-based awards to our named executive officers during the year ended December 31, 2016.

									Grant Date
								All Other	Fair Value of
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Stock Awards (3)	Stock Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Ziv Shoshani		243,883	487,767	975,534
	1/19/16				23,250	46,499	46,499		496,609
	1/19/16							15,499	165,529
William M. Clancy		80,100	150,000	240,000
	1/19/16				7,261	14,522	14,522		155,095
	1/19/16							4,841	51,702

Roland B. Desilets		28,078	42,118	84,237
	1/19/16				2,039	4,078	4,078		43,553
	1/19/16							1,359	14,514
____________________

(1)
For 2016, Mr. Shoshani,Mr. Clancy, and Mr. Desilets were each eligible to earn an annual performance bonus based on the achievement of adjusted EBITDA and adjusted operating margin targets. The threshold value for each executive officer was determined assuming that each performance criterion applicable to such executive officer was satisfied at the minimum level triggering payment. An executive is not entitled to receive any payout with respect to a particular performance criterion if less than 80% of the targeted performance is achieved. Each executive officer’s performance bonus package is further described under the heading “Compensation Discussion and Analysis—Compensation Components, Performance Bonus.” Performance bonuses relating to our executive officers’ 2016 performance were paid, to the extent earned, in March 2017.

(2)
For 2016, each of Messrs. Shoshani, Clancy, and Desilets was granted an annual long-term equity incentive award, 75% of which was in the form of performance-based RSUs which will vest on January 1, 2019, as and to the extent that performance criteria have been achieved. The threshold figure for each executive officer was determined assuming that each performance criterion applicable to such executive officer was satisfied at the minimum level triggering vesting. An executive is not entitled to receive any payout with respect to a particular performance criterion if less than 80% of the targeted performance is achieved. Each executive officer’s long-term equity award package is further described under the heading “Compensation Discussion and Analysis—Compensation Components, Equity Compensation.” Long-term equity incentive awards for our executive officers for 2016 were granted on January 19, 2016.

(3)
For 2016, each of Messrs. Shoshani, Clancy, and Desilets was granted an annual long-term equity incentive award, 25% of which was in the form of time-vested RSUs which will vest on January 1, 2019. Each executive officer’s long-term equity award package is further described under the heading “Compensation Discussion and Analysis—Compensation Components, Equity Compensation.”

(4)
Long-term equity incentive awards, including both time-vested and performance-based RSUs for our executive officers for 2016 were granted on January 19, 2016, and their aggregate grant date fair value was computed in accordance with FASB ASC Topic 718 and based on a stock price of $10.68 (the closing price of our Common Stock on January 15, 2016).

Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding (i) unexercised options and (ii) unvested stock awards and equity incentive plan awards held by our named executive officers and outstanding as of December 31, 2016.

		Option Awards					Stock Awards
		Number of		Number of			Number of
		Securities		Securities			Shares or		Market Value of
		Underlying		Underlying	Option		Units of		Shares or Units
		Unexercised		Unexercised	Exercise	Option	Stock That		of Stock That
		Options (#)		Options (#)	Price	Expiration	Have Not		Have Not Vested
Name	Grant Date	(Exercisable)		(Unexercisable)	($)	Date	Vested (#)		($) (5)
Ziv Shoshani	3/15/2011	18,826	(1)	-	$18.92	2/27/2017
	1/29/2014						57,070	(2)	1,078,623
	1/20/2015						41,202	(3)	778,718
	1/19/2016						61,998	(4)	1,171,762

William M. Clancy	1/29/2014						15,879	(2)	300,113
	1/20/2015						12,857	(3)	242,997
	1/19/2016						19,363	(4)	365,961

Roland B. Desilets	1/19/2016						5,437	(4)	102,759

____________________

(1)
Represents options granted in replacement of corresponding options to purchase common stock of Vishay Intertechnology that were cancelled in connection with the Company’s spin off from Vishay Intertechnology. 12,550 options vested on the date of grant, and the remaining 6,276 options vested in two equal annual installments on each of February 27, 2012 and February 27, 2013.

(2)
Represents annual equity incentive awards, 75% of which are in the form of PBRSUs which vest on January 1, 2017, but only to the extent that performance criteria have been achieved, and 25% of which are in the form of time-vested RSUs which vest on January 1, 2017.

(3)
Represents annual equity incentive awards, 75% of which are in the form of PBRSUs which vest on January 1, 2018, but only to the extent that performance criteria have been achieved, and 25% of which are in the form of time-vested RSUs which vest on January 1, 2018.

(4)
Represents annual equity incentive awards, 75% of which are in the form of PBRSUs which vest on January 1, 2019, but only to the extent that performance criteria have been achieved, and 25% of which are in the form of time-vested RSUs which vest on January 1, 2019.

(5)	The market value is based on the closing price of our common stock on December 31, 2016, which was $18.90.

Option Exercises and Stock Vested
The following table provides information with regard to amounts paid to or received by our named executive officers during 2016 as a result of the vesting of RSUs that were granted to the executive officers as part of their compensation agreements.

	Stock Awards
	Number of
	Shares		Value
	Acquired on		Realized on
Name	Vesting (#)		Vesting
(a)	(d)		(e)
Ziv Shoshani	5,604	(1)	$63,437

William M. Clancy	1,652	(1)	$18,701
____________________

(1)	Represents a portion of annual equity incentive awards comprised of time-vested RSUs granted to each of our executive officers with respect to 2013 service. These RSUs vested on January 1, 2016.
Pension Benefits
Prior to the spin-off, our pension benefits were administered by Vishay Intertechnology. Beginning in January 2010, we began adopting independent pension benefit plans with substantially similar terms as those maintained by Vishay Intertechnology to ensure continuity of benefits for those Vishay Intertechnology employees who became VPG employees at the spin-off. A description of legacy Vishay Intertechnology plans and the new plans that we adopted in their place follows.
In the United States, Vishay Intertechnology maintained a non-qualified pension plan which provided defined benefits to U.S. employees whose participation in the qualified pension plan could jeopardize the qualification of such plan under the Internal Revenue Code. The plan was contributory and, other than its non-qualified status under ERISA, provided substantially the same benefits that were available under Vishay Intertechnology’s qualified retirement plan. Employees with five or more years of service were entitled to annual pension benefits beginning at normal retirement age on the first day of the month following the participant’s 65th birthday equal to the sum of 2.1% of the first $10,000 of earnings plus 2.64% of the annual earnings in excess of $10,000 with a new pension unit earned each year. The final pension was the sum of all units earned during the employee’s career. The plan permitted early retirement if the participant was at least age 55 and had at least five years of service. Employees could elect to receive their pension benefits in the form of a joint and survivor annuity or other contingent annuities. Employees were 100% vested immediately in their contributions. If employees terminated before rendering five years of service, they forfeited the right to receive the portion of their accumulated plan benefits attributable to the Company's contributions. Employees received the value of their accumulated benefits as a life annuity payable monthly from retirement. For each employee electing a life annuity, payments would not be less than the greater of (a) the employee’s accumulated contributions plus interest or (b) an annuity for five years. In connection with the spin-off, VPG adopted the VPG Non-Qualified Retirement Plan, which provides for substantially similar benefits to its Vishay Intertechnology counterpart. Like the Vishay Non-Qualified Retirement Plan, the VPG Non-Qualified Retirement Plan is frozen with respect to participation and accrual of benefits.

The following table provides information regarding the present value of benefits accrued under these retirement benefit plans and arrangements for our named executive officers:

		Number	Present Value
		of Years	of
		Credited	Accumulated	Payments During
Name	Plan Name	Service	Benefit (1)	Last Fiscal Year
(a)	(b)	(#)(c)	($)(d)	($)(e)
Ziv Shoshani	Individual contractual postemployment medical arrangement (2)	n/a	$129,225	$-

William M. Clancy	VPG Non-qualified Retirement Plan (3)	16	$395,568	$-
____________________

(1)
These amounts have been calculated using interest rate, mortality, and other actuarial assumptions consistent with those used for financial reporting purposes set forth in Note 9 to VPG’s consolidated financial statements included in our 2016 Annual Report on Form 10-K.

(2)
Pursuant to Mr. Shoshani’s employment agreement, if his employment ceases on or after his attainment of age 62 (other than for cause), the Company agreed to pay healthcare premiums to cover, for their respective lifetimes, Mr. Shoshani and his spouse and his children until the age 26 up to an aggregate amount of $15,000 annually. The amount set forth in the table above represents the present value of this benefit.

(3)
Mr. Clancy elected to begin participating in the Vishay Non-Qualified Retirement Plan effective January 1, 2000 and subsequently transferred to the VPG Non-Qualified Retirement Plan effective January 1, 2010. The Vishay Non-Qualified Retirement Plan was frozen effective December 31, 2008, such that participants accrue no additional benefits. The VPG Non-Qualified Retirement Plan is similarly frozen.

Non-Qualified Deferred Compensation
Two of the named executive officers participate in the VPG KEWAP (a non-qualified deferred compensation plan), which is available to all employees who meet certain criteria under the Internal Revenue Code. In addition to being eligible to participate in the VPG KEWAP, Mr. Clancy is entitled to receive Company contributions to his VPG KEWAP account associated with his participation in the VPG 401(k) plan. The named executive officers are also eligible to elect to defer additional amounts of compensation, subject to certain limitations.
While deferred, amounts are credited with “earnings” based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2016 was “above market” or “preferential.”
The following table sets forth information relating to the activity in the non-qualified deferred compensation plan accounts of the named executive officers during 2016 and the aggregate balance of the accounts as of December 31, 2016:

	Executive	Registrant		Aggregate		Aggregate
	Contributions	Contributions		Earnings in	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal		Last Fiscal	Withdrawals/	Last Fiscal
Name	Year	Year (1)		Year	Distributions	Year End
(a)	($)(b)	($)(c)		($)(d)	($)(e)	($)(f)
Ziv Shoshani	$-	$-		$62,046	$-	$945,912
William M. Clancy	-	21,200	(2)	16,697	(13,490)	246,250
____________________

(1)
These amounts are included in Column (i) of the “Summary Compensation Table” as a component of “All Other Compensation.” No portion of the earnings credited during 2016 was “above market” or “preferential.” Accordingly, no amounts related to earnings on deferred compensation have been included in the “Summary Compensation Table.”

(2)
This amount was contributed by the Company; the Company has an on-going matching contribution obligation with respect to Mr. Clancy pursuant to the supplemental match arrangement described herein under “Compensation Discussion and Analysis—Deferred Compensation and Pension Plans.”

 Potential Payments Upon Termination or a Change in Control
Our employment agreements with our named executive officers provide certain compensation in the event of termination, as described herein. Generally, VPG does not provide any severance specifically upon a change in control. However, our RSU agreements with the named executive officers do provide for accelerated vesting upon a change in control. Termination of employment also impacts outstanding stock options, RSUs, and non-qualified deferred compensation balances.
 If we terminate Mr. Shoshani without “cause,” or if Mr. Shoshani resigns with “good reason” (as such terms are defined in his employment agreement) he is entitled to a severance package consisting of:

•	24 months of base salary continuation;

•	any earned but unpaid performance bonus for the immediately preceding calendar year;

•	the immediate vesting of all of the executive’s outstanding time-vested RSUs;

•
the executive’s outstanding PBRSUs granted on or after January 1, 2013 shall vest on their normal vesting date to the extent applicable performance criteria are realized (provided that upon a change in control, all outstanding PBRSUs would immediately vest as if the performance criteria had been satisfied at the target level);

•	a pro rata annual performance bonus (calculated based on his performance bonus target); and

•
continuation of certain health and medical benefits for three years following termination, provided that if the Executive’s employment terminates for any reason other than by the Company for Cause, after the executive attains age 62, such coverage will continue for the life of the executive.

If we terminate Messrs. Clancy or Desilets without “cause,” or if they resign with “good reason” (as such terms are defined in their respective employment agreements) they are entitled to a severance package consisting of:

•	18 months of base salary continuation;

•	the immediate vesting of all of the executive’s outstanding time-vested RSUs;

•
the executive’s outstanding PBRSUs granted on or after January 1, 2015 shall vest on their normal vesting date to the extent applicable performance criteria are realized (provided that upon a change in control, all outstanding PBRSUs would immediately vest as if the performance criteria had been satisfied);

•	any earned but unpaid performance bonus for the immediately preceding calendar year;

•	a pro rata annual performance bonus (calculated based on their performance bonus targets): and

•	continuation of certain health and medical benefits for 18 months, or if earlier, the date as of which the executive is eligible to receive health insurance through another group plan.

The following table sets forth the compensation that would have been received by each of the Company’s executive officers had they been terminated without “cause,” or if they resigned with “good reason,” in either such case, as of December 31, 2016.

	Salary Continuation	Bonus	Equity grants	Medical benefit/pension plan	Non-qualified deferred compensation	Total
	(1)	(2)	(3)	(4)	(5)
Ziv Shoshani	$975,534	$487,767	$3,029,103	$73,230	$945,912	$5,511,546
William M. Clancy	450,000	150,000	909,071	437,029	246,250	2,192,350
Roland B. Desilets	315,888	42,118	102,579	15,219	-	475,804
____________________

(1)	Represents two years of 2016 base salary, paid over two years, for Mr. Shoshani, and eighteen months of 2016 base salary, paid over eighteen months, for Messrs. Clancy and Desilets.
(2)
Represents the target performance bonus for each of our executive officers with respect to performance in 2016. Pursuant to the employment agreements with our executive officers, we are required to pay the target performance bonus for the year in which the executive officer was terminated (pro-rated based on when termination occurred).

(3)
Represents the value of 160,270 shares for Mr. Shoshani, 48,099 shares for Mr. Clancy and 5,437 shares for Mr. Desilets of otherwise unvested restricted stock, RSUs and PBRSUs (assuming all performance criteria are met), based on $18.90, the closing price of our common stock on December 31, 2016.

(4)
For Mr. Shoshani, this amount reflects the estimated value of three years of medical coverage for Mr. Shoshani, his spouse and his children under the age of 26, based on the value of such coverage at December 31, 2016 and assuming 10% increases in annual premiums. For Mr. Clancy, this amount reflects the present value of the balance in his VPG Non-Qualified Retirement Plan account and eighteen months of COBRA payments. For Mr. Desilets, this amount reflect eighteen months of COBRA payments.

(5)	Represents each executive officer’s VPG KEWAP balance as of December 31, 2016, as set forth in the “Non-Qualified Deferred Compensation Table.”

The following table sets forth the compensation that would have been received by each of the Company’s executive officers in the event a change of control occurred on December 31, 2016 where the executives remained employed by the Company after such change of control.

	Salary Continuation	Bonus	Equity grants	Medical benefit/pension plan	Non-qualified deferred compensation	Total
			(1)
Ziv Shoshani	$-	$-	$3,029,103	$-	$-	$3,029,103
William M. Clancy	-	-	909,071	-	-	909,071
Roland B. Desilets	-	-	102,579	-	-	102,579
____________________

(1)
Represents the value of 160,270 shares for Mr. Shoshani, 48,099 shares for Mr. Clancy and 5,437 shares for Mr. Desilets of otherwise unvested restricted stock, RSUs and PBRSUs (assuming all performance criteria are met), based on $18.90, the closing price of our common stock on December 31, 2016.

Impact on Non-Qualified Deferred Compensation Balances
As described herein, the named executive officers are eligible to participate in a non-qualified deferred compensation plan. Each participant in VPG’s deferred compensation plan, or the “VPG KEWAP,” must elect, upon initial participation in the plan, the schedule of payments thereunder upon termination of such participant’s employment. In compliance with Section 409A of the Internal Revenue Code, Mr. Shoshani elected to receive a lump-sum distribution of the balance of his VPG KEWAP retirement account upon termination of his employment. Mr. Clancy elected to receive distributions from his retirement account over a ten-year period following termination of his employment.
Impact on Outstanding Stock Options
Pursuant to the 2010 Stock Incentive Program, upon termination by retirement, death, or disability, an optionee has up to 12 months to exercise any vested options (limited by the expiration date of the respective options). Upon voluntary termination, the optionee has up to 60 days to exercise any vested options.

Impact on Restricted Stock Units
Certain executive officers received grants of RSUs. In the event of a change in control, or in the event of termination without cause, a voluntary termination by the executive for “good reason,” or a termination due to death or disability, all unvested time-based RSUs vest immediately. If such termination or change in control had occurred at December 31, 2016, Messrs. Shoshani, Clancy and Desilets would have vested immediately in 40,066, 12,025 and 1,359 time-based RSUs, respectively. In addition, Messrs. Shoshani, Clancy and Desilets would remain eligible to vest in up to 120,204, 36,074 and 4,078 PBRSUs, respectively, subject to the satisfaction of performance criteria associated with those PBRSUs; such vesting would occur, if at all, upon the Compensation Committee’s determination that the applicable performance criteria have been achieved.
Additional Information on Equity Compensation Plans
The following table provides certain information concerning our equity compensation plans as of December 31, 2016.

			Number of shares of
	Number of shares		common stock remaining
	of common stock to be	Weighted average	for future issuance
	issued upon exercise	exercise price of	under equity compensation
	of outstanding options	outstanding options	plans (excluding shares
	and rights	and rights	reflected in the first column)
Equity compensation plans approved by stockholders (1)
2010 Stock Incentive Program (2)
Stock options	18,828	$18.92
Restricted Stock Units	639,047	n/a
Total 2010 Stock Incentive Program	657,875		355,235

Equity compensation plans not approved by stockholders	-		-
Total equity compensation plans	657,875		355,235
___________________

(1)
Additional information about these plans is presented in Note 10 to the Company's consolidated financial statements, which is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

(2)
The 2010 Stock Incentive Program provides for the grant of stock options, restricted stock, unrestricted stock, and RSUs. Therefore, the shares available for future issuance are presented only in total for the program.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our named executive officers.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board unanimously recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

PROPOSAL FOUR

ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER ADVISORY VOTES
ON EXECUTIVE COMPENSATION

As discussed in Proposal Three, the Board values the input of stockholders regarding the Company’s executive compensation practices. As contemplated by the Dodd-Frank Act, stockholders are also invited to express their views on how frequently advisory votes on executive compensation, such as Proposal Three, will occur. Stockholders can advise the Board on whether such votes should occur every year, every two years, or every three years or may abstain from voting. In line with the recommendation of the Board and the vote of the Company's stockholders at the Company's 2011 annual meeting that an advisory stockholder vote on executive compensation be conducted triennially, the Company's Board last included an advisory stockholder vote on executive compensation in the Company's 2014 proxy materials.
After careful consideration of this proposal, our Board has now determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.
In formulating its recommendation, our Board considered that an advisory vote on executive compensation every year will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Setting a one year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy.
Engagement with our stockholders is a key component of our corporate governance, and we will continue to engage with our stockholders regarding our executive compensation program. We seek and are open to input from our stockholders regarding board and governance matters, as well as our executive compensation program, and we welcome such input in the form of an annual stockholder vote on executive compensation.
This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board unanimously recommends a vote FOR the option of every one year as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

PROPOSAL FIVE
STOCKHOLDER PROPOSAL

TO ADOPT A RECAPITALIZATION PLAN TO ELIMINATE THE COMPANY’S DUAL-CLASS CAPITIAL STRUCTURE

The Ancora MicroCap Fund (“Ancora”), 6060 Parkland Boulevard, Suite 200, Cleveland, Ohio 44124, which is the beneficial owner of more than $2,000 in market value the Company’s common stock as of the date of submission, has given notice that it intends to present the following proposal for consideration at the Annual Meeting. In accordance with SEC rules, other than minor formatting changes, we are reprinting the proposal and supporting statement as they were submitted to the Company. The Company is not responsible for the contents of this proposal or the supporting statement and recommends that you vote “AGAINST” this proposal for the reasons set forth in the Company’s opposition statement following the proposal.
RESOLVED, that shareholders of Vishay Precision Group, Inc. (“VPG” or the “Company”) request that the Board of Directors take the necessary steps (excluding those steps that must be taken by the Company’s shareholders) to adopt a recapitalization plan that would eliminate VPG’s dual-class capital structure and provide that each outstanding share of common stock has one vote.
Supporting Statement
As of the record date for Vishay Precision Group, Inc.’s 2016 proxy statement, the Company had 12,152,803 shares of common stock outstanding and 1,025,158 shares of Class B common stock outstanding. Holders of the Class B common stock accounted for 7.8% of the total shares outstanding, yet as a result of the Class B common stockholders being entitled to ten votes per share outstanding, Class B holders represent approximately 45.8% of the Company’s total voting power. Holders of the common stock represent 92.2% of the shares outstanding but as a result of the Class B shareholders having ten votes per share, wield only 54.2% of the voting securities.
According to the Company’s June 22, 2010 registration statement (as a result of the spin-off from Vishay Intertechnology, Inc.), the rationale for a dual class structure was as follows: for so long as Dr. Zandman or his successors retain voting power at this level, it is unlikely that a takeover of our company to which Dr. Zandman or those successors are opposed could be successfully implemented. No economic benefit was set forth. In fact, Ancora believes there is no economic benefit to the common shareholder or justification for the existence of a super voting share other than to artificially empower the Class B holders with voting control of the Company.
Ancora believes that any capital structure that leads to outsized influence for insiders, without commensurate economic ownership, is not in the best interest of shareholders.
According to Harvard University’s Paul Gompers, insiders owning a “superior” class of stock “causes a significant wedge between their voting and cash flow rights.” The Gompers paper demonstrates that firm valuation is negatively affected by a divergence between cash flow rights and voting rights. In other words, the greater the difference between the insiders’ voting rights and insiders’ rights to cash flow, the more it harms the company’s stock price performance (Paul A. Gompers et al., “Extreme Governance: An Analysis of Dual-Class Firms in the United States,” May 2007).
A 2012 study by the IRRC Institute, “Controlled Companies in the Standard & Poor’s 1500: A Ten Year Performance and Risk Review”, resulted in the following key findings:

•	Non-controlled companies outperform controlled companies over a 10-year period.

•	Controlled companies have more material weaknesses in internal control environments and more related party transactions than non-controlled companies.

•	Controlled companies with multiclass structures consistently exhibit materially more share price volatility than non-controlled companies.

We believe that eliminating the dual-class structure, and installing a one-share/one-vote arrangement, would benefit public shareholders by giving them voting rights commensurate with their economic interest in the Company. We encourage other shareholders to vote for this proposal

THE BOARD’S STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL
Our Board of Directors believes that the capital structure set out in our Amended and Restated Certificate of Incorporation is in the long-term best interests of the company and our stockholders.
Our Board of Directors believes with confidence that a stable and long-term oriented corporate culture best supports the pursuit of our goal to enhance value for our stockholders. We believe that the expansion of our distinctive product offerings and solutions, supported by a continued commitment to investment in research and development and an optimized resource allocation plan that streamlines operations and enables a global scalable operating platform are key considerations toward that goal. Our dual class capital structure is key to promoting and preserving our long-term vision, culture and growth opportunities and, in the same vein, to avoiding the short-sightedness that is sometimes characteristic of the institutional capital markets.
The voting power of our Class B common stock in the aggregate is less than a majority of the voting power of our outstanding stock, and the members (including our Board Chairman and our CEO) of the family of our late founder, Dr. Felix Zandman, only control 76.8% of our Class B common stock, representing 35.1% of the total voting power of our stock as of March 1, 2017. Moreover, the dual class capital structure with two classes of common stock (common stock with one vote per share and Class B common stock with ten votes per share) is not the result of a recent change. This capital structure was in existence at Vishay Intertechnology, Inc. (VSH) in 2010, the time of our spin-off to VSH stockholders, it has been our capital structure since the spin-off, and every investor purchasing a share of our common stock since the spin-off was aware of this capital structure before investing.
Our management team is focused on the implementation of our business plan, which entails growing top line revenue through organic growth, pursuing additional acquisitions, and improving profitability by increasing efficiencies and reducing costs. Assuming a normalized business environment, and in spite of the cyclical character of many of our end markets, we believe we have reasonable visibility for, and can achieve, mid-to-high single digit revenue growth and gross margins in excess of 40% during the 2017- 2019 period.
Our Board is committed to and focused on good governance practices. We have four independent directors, constituting a majority of the Board. Two of the independent directors joined the Board in 2016 and we have benefited from their fresh and objective perspectives. All directors are elected annually by our stockholders, and the Board’s Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors. In addition, at our 2017 annual meeting, our Board will recommend that its stockholders adopt an annual advisory "say on pay" vote on executive compensation, rather than every three years as is currently the case.
We believe that the stability provided by the dual class voting structure, combined with a continued commitment to strong governance practices, best serves the long-term interests of our stockholders. Our Board of Directors believes that elimination of the dual class structure will not improve either the corporate governance or the long-term financial performance of the Company. Accordingly, our Board of Directors recommends that stockholders vote “AGAINST” this proposal.

The Board unanimously recommends a vote AGAINST this Proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
VPG maintains employment agreements with our CEO, and each of our other executive officers. See “Executive Compensation” herein. We historically have had significant agreements, transactions, and relationships with Vishay Intertechnology. See Note 2 to our consolidated financial statements and “Agreements with Vishay Intertechnology” herein. For a more detailed discussion of these arrangements, see “Agreements with Vishay Intertechnology” in our information statement, dated June 22, 2010. The information statement was filed on June 22, 2010 as Exhibit 99.1 to our Registration Statement on Form 10.
Steven C. Klausner is Vice President and Treasurer of VPG. Mr. Klausner is the brother-in-law of Chairman Marc Zandman. During 2016, Mr. Klausner received salary and benefits of $365,973.
Our Board has adopted a written Related Party Transaction Policy that governs the review, approval, or ratification of related party transactions between our Company and our directors and executive officers and their families; stockholders owning in excess of 5% of any class of our securities; and certain affiliates of these persons. The Nominating and Corporate Governance Committee has the responsibility to administer the policy. All related party transactions, including employment relationships and charitable contributions, must be approved or ratified by the Committee. Members of the Committee may not participate in any review, consideration, or approval of any transaction involving such member, any family member of such member, or any entity with which such member is affiliated. A copy of the Related Party Transaction Policy is available to stockholders in print upon request.
Our Related Party Transaction Policy requires that all new employment relationships with a family member of a director or executive officer be approved by the Committee. The Committee also must undertake an annual review of on-going employment relationships of family members of any director or executive officer.
Agreements with Vishay Intertechnology
In connection with the spin-off, we and Vishay Intertechnology entered into certain agreements which govern our relationship with Vishay Intertechnology and provide for the allocation of employee benefits, tax and other liabilities and obligations. The following are brief summaries of the terms of the material agreements we entered into with Vishay Intertechnology. Each summary is qualified in its entirety by reference to the full text of the applicable agreement.
The Separation
In a series of transactions culminating on July 6, 2010, Vishay Intertechnology moved its precision measurement and foil resistor businesses to us, including assets and equity interests of certain subsidiaries of Vishay Intertechnology, and we moved a small amount of assets that we held and that did not constitute part of our business to Vishay Intertechnology. Except as specified in the master separation agreement, we agreed to assume and perform all of the liabilities (including contingent liabilities) and obligations arising under or relating to the operation of the precision measurement and foil resistor businesses or the assets and equity interests that were transferred to us as part of the separation, whether incurred before or after the separation.
Exchangeable Notes and Warrants
In connection with the spin-off from Vishay Intertechnology, we were required to assume a portion of Vishay Intertechnology’s indebtedness arising out of a 2002 exchangeable note and warrant financing. Accordingly, we issued notes with an initial principal amount of approximately $10.0 million, exchangeable for shares of our common stock to such persons, as required by the put and call agreement between Vishay Intertechnology and the holders of the corresponding 2002 Vishay Intertechnology notes due December 13, 2102. Effective August 28, 2013, a holder of the Company’s exchangeable notes exercised its option to exchange approximately $5.9 million principal amount of the notes for 259,687 shares of our common stock. Following this transaction, we have outstanding exchangeable unsecured notes with a principal amount of approximately $4.1 million, which are exchangeable for an aggregate of 181,537 shares of our common stock.
Tax Matters Agreement
In connection with the master separation agreement, we entered into a tax matters agreement with Vishay Intertechnology. This agreement (1) governs the allocation of U.S. federal, state, local, and foreign tax liability between us and Vishay Intertechnology, (2) provides for certain restrictions and indemnities in connection with the tax treatment of the distribution, and (3) addresses certain other tax-related matters.

Lease Agreements
We and Vishay Intertechnology, or our respective subsidiaries, entered into lease agreements for space in Malvern, Pennsylvania and Akita, Japan. In each case, the lease is at a market rate and on customary terms for a lease of its nature. We intend to continue these lease arrangements for the foreseeable future.

OTHER MATTERS
This proxy statement includes all of the business that the Board intends to present at the annual meeting. The Board is not aware of any other matters proposed to be presented at the meeting. If any other matters are properly brought before the annual meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.
AVAILABILITY OF ANNUAL REPORT AND FORM 10-K TO STOCKHOLDERS
This proxy statement and our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for fiscal year ended December 31, 2016, are available at our Investor Relations page at http://ir.vpgsensors.com. VPG will provide to any stockholder, upon written request and without charge, a copy of our most recent Annual Report on Form 10-K, including the financial statements, as filed with the Securities and Exchange Commission. All requests for such reports should be directed to Investor Relations, Vishay Precision Group, Inc., 3 Great Valley Parkway, Suite 150, Malvern, PA 19355, telephone number (484) 321-5300.
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2018 ANNUAL MEETING
Stockholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 for inclusion in our proxy statement and form of proxy for our 2018 Annual Meeting of Stockholders must be received by us no later than December 15, 2017 and must comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission.
In accordance with our current bylaws, for a director nomination or a proposal of a stockholder to be raised from the floor and presented at our 2018 Annual Meeting of Stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices, together with all supporting documentation required by our bylaws, (A) not prior to February 26, 2018 nor later than March 26, 2018 or (B) in the event that the 2018 Annual Meeting of Stockholders is held prior to April 25, 2018 or after July 24, 2018, notice by the stockholder must be so received not later than the 60th day prior to the annual meeting, or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, not later than the 10th day following the day on which public announcement of the date of such meeting is first made by us. A stockholder’s notice of intention to present a director nomination or a proposal should be addressed to our Secretary, Vishay Precision Group, Inc., 3 Great Valley Parkway, Suite 150, Malvern, Pennsylvania 19355.
The form of proxy issued with our 2018 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at our 2018 Annual Meeting of Stockholders and which is not included in our proxy statement. However, such discretionary authority is not permitted to be exercised if the stockholder proponent has given notice to our Secretary of such proposal between February 26, 2018 and March 26, 2018 and certain other conditions provided for in the SEC’s rules have been satisfied.

By order of the Board of Directors,
/s/ Roland B. Desilets
Roland B. Desilets
Vice President, General Counsel and Corporate Secretary

April 14, 2017

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VISHAY PRECISION GROUP, INC. 3 GREAT VALLEY PARKWAY SUITE 150 MALVERN, PA 19355

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E25533-P92007	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

VISHAY PRECISION GROUP, INC.		For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees: 01) Marc Zandman 02) Janet Clarke 03) Saul Reibstein 04) Timothy Talbert 05) Ziv Shoshani 06) Cary Wood
The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain		The Board of Directors recommends you vote 1 YEAR on proposal 4.	1 year	2 years	3 years	Abstain
2.	To ratify the appointment of Ernst & Young LLP as Vishay Precision Group, Inc.'s registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐	4.	To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐
						The Board of Directors recommends you vote AGAINST proposal 5.		For	Against	Abstain
3.	To approve the non-binding resolution relating to the executive compensation.	☐	☐	☐	5.	Stockholder proposal-to adopt a recapitalization plan to eliminate the Company's dual class capital structure.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

E25534-P92007

VISHAY PRECISION GROUP, INC.
Annual Meeting of Shareholders
May 25, 2017
This proxy is solicited by the Board of Directors

The undersigned hereby appoints William M. Clancy and Roland B. Desilets, and each of them acting individually, with full power of substitution, to vote all shares of common stock and Class B common stock of Vishay Precision Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Vishay Precision Group, Inc. to be held at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, PA 19355, at 9:00 a.m., local time, on Thursday, May 25, 2017, and at any postponement or adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as indicated on the reverse side.

This proxy, when properly executed, will be voted as directed, or if no direction is given, will be voted "FOR" all director nominees, "FOR" proposals 2 and 3, "FOR" 1 YEAR on proposal 4 and "AGAINST" proposal 5.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Address change/comments: __________________________________________________________________________________________________
__________________________________________________________________________________________________________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side